Exhibit 10.9

“CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [***]. MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.”

ASSET PURCHASE AND METHANOL EXCLUSIVITY AGREEMENT

AMONG

TERRA INDUSTRIES INC.

AND

BMC HOLDINGS INC.

AND

METHANEX METHANOL COMPANY

Dated as of December 15, 2003

TABLE OF CONTENTS

1.	INTERPRETATION			1

	1.1.	Definitions		1
	1.2.	Interpretation		2
	1.3.	Jurisdiction, Consent to Service of Process		2
	1.4.	Schedules		2

2.	PURCHASE, SALE AND PURCHASE PRICE			3

	2.1.	Purchase and Sale		3
	2.2.	Purchase Price		3
	2.3.	Method of Payment		3
	2.4.	Sales Taxes		3

3.	TRANSFER OF CONTRACTS			4

	3.1.	Delivery of Contracts and Customer List		4
	3.2.	Notice Requirements and Third Party Consents		4
	3.3.	Assumption of Contracts		4
	3.4.	Non-Assignable Rights		4

4.	TIME OF CLOSING			5

5.	RIGHTS TO METHANOL PRODUCTION/BEAUMONT FACILITY			5

	5.1.	Exclusive Rights		5
	5.2.	Facility Operation/Personnel		5
		5.2.1.	Facility Operation	5
		5.2.2.	Quarterly Review of Operations	5
		5.2.3.	Responsible Care®/Codes of Practice	6
		5.2.4.	Personnel	6
		5.2.5.	Beaumont Facility Supply Contracts	6
	5.3.	Facility Suspension		6
		5.3.1.	Suspension for Operation Matters	6
		5.3.2.	Economic Hardship/Temporary Suspension	7
		5.3.3.	Methanex Suspension of Supply Notice	9
		5.3.4.	Methanex Right to Restart Supply	9
		5.3.5.	Terra Production Right	9
	5.4.	Ownership of Assets/Depreciation		11
	5.5.	Insurance		11
		5.5.1.	Obligation to Insure	11
		5.5.2.	Damage to Beaumont Facility	11

6.	FEES			12

	6.1.	Lump Sum Exclusivity Fee		12
	6.2.	Methanol Exclusivity Fees		12
	6.3.	Combined Production Fees/Methanol Production Fees		13
	6.4.	Calculation of Formulas		15

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7.	PAYMENT TERMS/AUDIT RIGHTS		15

	7.1.	Payment of Methanol Exclusivity Fees	15
	7.2.	Terra Invoice	15
	7.3.	Payment Terms	16
	7.4.	Late Payments	16
	7.5.	Audit Rights	16

8.	CONTRACT COVENANTS		17

	8.1.	Terra Contracts	17
	8.2.	Assumed Customers	17
	8.3.	Injunctive Relief	17

9.	TERM AND TERMINATION		17

	9.1.	Term	17
	9.2.	Termination	17
	9.3.	Effect of Termination	18

10.	CONFIDENTIALITY		18

	10.1.	Information	18
	10.2.	Exception	18
	10.3.	Disclosure Required by Law	18
	10.4.	Return of Information	19
	10.5.	Restriction on Disclosure of this Agreement	19
	10.6.	Public Announcements	19
	10.7.	Remedies	19

11.	REPRESENTATIONS AND WARRANTIES OF TERRA		19

	11.1.	Corporate Status	19
	11.2.	Authority to Sell	19
	11.3.	No Conflicts	20
	11.4.	No Governmental Consents Required	20
	11.5.	Ownership and Good Title	20
	11.6.	Litigation	20
	11.7.	Contracts	20
	11.8.	Product/Inventory	20
	11.9.	Beaumont Facility	20

12.	REPRESENTATIONS AND WARRANTIES OF METHANEX		20

	12.1.	Status	20
	12.2.	Authority to Purchase	21
	12.3.	No Conflicts	21

13.	COVENANTS OF TERRA		21

14.	CLOSING CONDITIONS		22

	14.1.	Fulfilment of Conditions in Favour of Methanex	22
	14.2.	Failure to Fulfil Conditions	22
	14.3.	Fulfilment of Conditions in Favour of Terra	22

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	14.4.	Failure to Fulfil Conditions	23

15.	DELIVERIES		23

	15.1.	Closing Deliveries by Terra	23
	15.2.	Closing Deliveries by Methanex	23
	15.3.	Closing Procedures	24

16.	INDEMNIFICATION/LIMITATION OF LIABILITY		24

	16.1.	Indemnification of Terra	24
	16.2.	Indemnification of Methanex	24
	16.3.	Indemnification Procedures	25
	16.4.	Defence of Third Party Claim	25
	16.5.	Payment	26
	16.6.	Limitation of Liability	26

17.	FORCE MAJEURE		26

	17.1.	Force Majeure Event	26

18.	DISPUTE RESOLUTION		27

	18.1.	Amicable Settlement	27
	18.2.	Inadmissibility	27
	18.3.	Arbitration	27
	18.4.	Interim Relief	28
	18.5.	Continuing Obligations	29

19.	MISCELLANEOUS		29

	19.1.	Relationship of Parties	29
	19.2.	Notices	29
	19.3.	Counterparts	30
	19.4.	Benefit and Burden	30
	19.5.	Amendments and Waiver	30
	19.6.	Assignments	30
	19.7.	Severability	30
	19.8.	Applicable Law	30
	19.9.	Expenses	30
	19.10.	Entire Agreement	30

SCHEDULE A			A-1

SCHEDULE B			B-1

SCHEDULE C			C-1

SCHEDULE D			D-1

SCHEDULE E			E-1

SCHEDULE F			F-1

SCHEDULE G			G-1

SCHEDULE H			H-1

SCHEDULE I			I-1

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ASSET PURCHASE AND METHANOL EXCLUSIVITY AGREEMENT

THIS ASSET PURCHASE AND METHANOL EXCLUSIVITY AGREEMENT (the “Agreement”) is made the 15th day of December, 2003 between TERRA INDUSTRIES INC. (“Terra Industries”), a Maryland corporation and BMC HOLDINGS INC. (“BMC”), a Delaware corporation, each having its head office at 600 Fourth Street, Sioux City, Iowa (Terra Industries and BMC are together “Terra”) and METHANEX METHANOL COMPANY (“Methanex”), a Texas partnership having an office at 15301 Dallas Parkway, Suite 1150, Addison, Texas 75001

BACKGROUND:

A. Terra Industries and BMC are Affiliated (defined below) corporations;

B. Terra Industries and BMC are producers of certain chemical products for use in the manufacture of fertilizer and otherwise, including, ammonia, urea, urea ammonium nitrate and methanol;

C. BMC produces methanol at its Beaumont Facility (defined in Schedule A). BMC is the 100% owner and operator of the Beaumont Facility and BMC owns 100% of the methanol produced at that facility. Methanol produced at the Beaumont Facility is sold by BMC to its customers;

D. Effective as of December 31, 2003, BMC wishes to sell, assign and transfer to Methanex, and Methanex wishes to purchase from BMC, all of BMC’s right, title and interest in and to the methanol sales and related contracts and the customer list in respect of methanol sales by BMC from the Beaumont Facility and the methanol inventory located at the Beaumont Facility and certain other storage locations;

E. Ancillary to the rights set out in Recital D above, Methanex wishes to acquire the exclusive right to purchase 100% of the methanol produced at the Beaumont Facility during the period December 31, 2003 through December 31, 2008 and BMC wishes to grant Methanex such exclusive right to 100% of the methanol produced at the Beaumont Facility during such period, in order for Methanex to realize certain supply efficiencies and cost savings; and

F. On September 3, 2003, Terra Industries and Methanex Corporation, an Affiliate (defined in Schedule A) of Methanex, entered into a confidentiality agreement (the “Confidentiality Agreement”), in respect of certain confidential information provided by Terra Industries to Methanex Corporation in the course of Methanex Corporation’s exploring a potential arrangement with Terra.

AGREEMENT:

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, mutual covenants and agreements contained in this Agreement, and other good and valuable consideration (the receipt and sufficiency of which is acknowledged by the parties), the parties covenant and agree as follows:

1.	INTERPRETATION

1.1.	Definitions: In this Agreement terms with an initial capital letter shall have the meaning given to such terms as set forth in Schedule A.

1.2.	Interpretation: In this Agreement:

(a)	all terms defined in the singular shall have the same meanings in the plural and vice versa;

(b)	all references to currency in this Agreement are references to the lawful currency of the United States;

(c)	all references to Sections and Subsections shall be references to the Sections and Subsections of this Agreement;

(d)	the captions and headings contained in this Agreement are for convenience of reference only and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise;

(e)	reference to any Law or Laws means such Law or Laws as amended, modified, codified, re-enacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(f)	no provision of this Agreement shall be interpreted or construed against either Party solely because that Party or its legal representative drafted such provision.

1.3. Jurisdiction, Consent to Service of Process: Subject to the agreement of the Parties to resolve all disputes arising out of or relating to this Agreement in accordance with the procedures set forth in Section 18 of this Agreement, any action or Proceedings which is permitted to be brought by a Party against a Party to this Agreement arising out of or relating to this Agreement, whether in tort or contract or at law or in equity, shall be brought in a federal or state court in the State of New York, Manhattan Borough and each Party: (i) irrevocably submits to the personal and exclusive jurisdiction of such courts; (ii) waives any objection to laying venue in any such action or Proceedings in such courts; (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it; and (iv) agrees that service of process upon such Party may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Subsection 19.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties to this Agreement. The provisions of this Subsection 1.3 shall not affect a Party’s right to bring any Proceedings related to the enforcement of any arbitration award in any other jurisdiction.

1.4. Schedules: The following schedules are attached to this Agreement and are incorporated into and form an integral part of this Agreement:

Schedule		Description
Schedule A	-	Definitions
Schedule B	-	Product Delivery Terms
Schedule C	-	Notice of Assignment
Schedule D	-	Methanol Specifications
Schedule E	-	Services Agreement
Schedule F	-	Methanol Exclusivity Fees (Sample Calculations)
Schedule G	-	Contract Price (Sample Calculations)
Schedule H	-	Efficiency Factors
Schedule I	-	Disclosure Schedule

2.	PURCHASE, SALE AND PURCHASE PRICE

2.1. Purchase and Sale: At the Time of Closing, subject to the terms and conditions contained in this Agreement, BMC shall sell, transfer and assign to Methanex, and Methanex shall purchase from BMC all of BMC’s right, title and interest in and to the following:

(a)	all agreements, arrangements, contracts, purchase orders or other commitments in any way relating to the sale, distribution or marketing of methanol from the Beaumont Facility, whether written or oral, including, without limitation, customer contracts, distributor contracts, sales orders and the ITC Storage Contract (the “Contracts” and each a “Contract”);

(b)	the list of BMC’s, or its Affiliate’s, customers who have purchased methanol from BMC, or its Affiliates, during the period January 1, 2000 to and including the Time of Closing, together with applicable addresses, telephone numbers, facsimile numbers, e-mail addresses and other relevant contact information (the “Customer List”); and

(c)	all inventories of methanol owned by BMC or Terra (legally and beneficially), located at the Beaumont Facility and in the ITC Storage Tank at the Time of Closing (the “Inventory”),

(collectively, the “Assets”).

2.2. Purchase Price: The purchase price (“Purchase Price”) for the Assets is as follows:

(a)	as to the Contracts and Customer List, [***] payable by Methanex to BMC at the Time of Closing; and

(b)	as to the Inventory, an amount equal to [***] multiplied by the Actual Closing Inventory (the “Inventory Purchase Price”).

The Actual Closing Inventory means (i) the actual quantity of Inventory contained in the Beaumont Storage Tanks and the ITC Storage Tank as of midnight (Central Standard Time) on December 31, 2003, as measured by an independent surveyor selected by the Parties, acting reasonably and (ii) the positive or negative methanol exchange balances under any swap arrangements between Methanex and BMC as of the Time of Closing as determined by the Parties. The findings of the surveyor shall be final and binding upon the Parties for all purposes. The Actual Closing Inventory shall also include exchange balances under any swap agreements.

Promptly after the Time of Closing the Parties will jointly instruct an independent surveyor to measure the quantity of methanol located in the Beaumont Storage Tanks and the ITC Storage Tank. The independent surveyor will be instructed to provide the quantity information to BMC and Methanex. BMC shall prepare and deliver an invoice to Methanex setting forth the amount of the Inventory Purchase Price. Methanex shall pay the Inventory Purchase Price to BMC within seven Business Days after receipt by Methanex of an invoice from BMC in respect of such Inventory.

2.3. Method of Payment: Payment of the Purchase Price by Methanex, under Subsection 2.2(a) and Subsection 2.2(b), shall be by wire transfer directly to BMC’s bank account as designated by BMC in writing.

2.4. Sales Taxes: Methanex shall be responsible for and shall pay when due, any sales tax, transfer tax and other similar taxes or registration fees payable in respect of the purchase of the Assets by

Methanex under this Agreement. Notwithstanding the foregoing, to the extent there is any ad valorem tax relating to Inventory located in Texas at the Time of Closing, then Methanex shall pay the relevant taxing authority the amount of such ad valorem tax on behalf of Terra and Terra shall reimburse Methanex within 10 days, upon receipt of written notice from Methanex, for the full amount of such ad valorem tax, including any penalties or charges related thereto.

3.	TRANSFER OF CONTRACTS

3.1. Delivery of Contracts and Customer List: Concurrently with the signing of this Agreement, Terra shall deliver to Methanex complete and accurate copies of all Contracts and the Customer List.

3.2. Notice Requirements and Third Party Consents: Promptly after the signing of this Agreement, and in any event not later than December 18, 2003, Terra shall deliver to each Customer, by courier and facsimile, an assignment notice in the form attached as Schedule C. From and after December 15, 2003 through to the Time of Closing, Terra shall cooperate with Methanex in all communications with Customers and shall make available to Methanex, Terra’s personnel as may be necessary, to facilitate the orderly transfer of the Contracts from BMC to Methanex at the Time of Closing and thereafter, if necessary.

3.3. Assumption of Contracts: From and after the Time of Closing, Methanex shall assume, perform and discharge all of BMC’s obligations and liabilities under the Contracts that arise after the Time of Closing. Methanex shall not assume, nor shall Methanex be liable for, any obligations or liabilities under the Contracts, or any Contract, arising prior to the Time of Closing.

3.4. Non-Assignable Rights: Nothing in this Agreement shall be construed as an assignment by BMC, or an attempt to assign by BMC, to Methanex any Contract which, as a matter of law or by its terms, is: (i) not assignable; or (ii) not assignable without the approval or consent of the issuer thereof or the other party or parties thereto, without first obtaining such approval or consent (collectively, the “Non-Assignable Rights”). In connection with any and all such Non-Assignable Rights, BMC shall:

(a)	as the holder of such Non-Assignable Rights, continue its existence and hold or cause the holder to hold the Non-Assignable Rights in trust for Methanex to the fullest extent lawful;

(b)	comply with the terms and provisions of the Non-Assignable Rights as agent for, and on behalf of, Methanex to the fullest extent lawful;

(c)	apply for and use its reasonable efforts to obtain all consents or approvals contemplated by the Contracts, in a form satisfactory to Methanex, acting reasonably;

(d)	cooperate with Methanex in any reasonable and lawful arrangements designed to provide the benefits of the Non-Assignable Rights to Methanex;

(e)	diligently enforce any rights of the holder thereof arising from such Non-Assignable Rights against the issuer thereof or the other party or parties thereto;

(f)	take or cause to be taken all such actions and do, or cause to be done, all such things at the request of Methanex as shall reasonably be necessary and proper in order that the value of the Non-Assignable Rights shall be preserved and shall inure to the benefit of Methanex; and

(g)	pay over or cause to be paid over to Methanex all monies collected by or paid to the holder of the Non-Assignable Rights in respect of such Non-Assignable Rights.

4.	TIME OF CLOSING

The sale and purchase of the Assets contemplated by this Agreement shall be closed as of the close of business (Central Standard Time) on December 31, 2003 or such other date and time as the parties may mutually agree to in writing (the “Time of Closing”).

5.	RIGHTS TO METHANOL PRODUCTION/BEAUMONT FACILITY

5.1. Exclusive Rights: Subject to Subsection 5.3 below, effective as of the Time of Closing, Terra shall produce and sell exclusively to Methanex and Methanex agrees to purchase and take delivery of, 100% of the methanol produced at the Beaumont Facility (the “Product”), during each Year, for the period commencing as of the Time of Closing and expiring on December 31, 2008 (the “Effective Period”). Neither Terra, nor any Terra Affiliate, shall, at any time prior to the expiration or termination of this Agreement, produce Product at the Beaumont Facility for their own use or for sale to any Person other than Methanex. All Delivery terms regarding the Delivery of Product by Terra to Methanex under this Agreement are as set forth in the attached Schedule B.

5.2.	Facility Operation/Personnel

5.2.1. Facility Operation: Subject to the terms and conditions of this Agreement, Terra shall: (i) have the sole right to operate the Beaumont Facility and to determine operating procedures with respect thereto; (ii) operate the Beaumont Facility in a commercially reasonable manner and in compliance in all material respects with applicable Laws and industry standards; and (iii) be responsible for obtaining and maintaining all authorizations, licenses, permits and certificates issued, granted, given or otherwise made available by or under the authority of any Governmental Authority that are required for the operation of the Beaumont Facility (or obtaining exemptions therefrom). For greater certainty, Terra shall operate the Beaumont Facility under this Agreement in accordance with industry standard practices that shall be, at a minimum, consistent with the scope and quality of the operations by Terra of its other chemical manufacturing plant facilities, such as Blytheville, Arkansas, Verdigris, Oklahoma and Port Neal, Iowa. In addition, the terms and conditions regarding the operation of the Beaumont Facility as contained in the Warehouse and Services Agreement attached at Schedule E, are expressly incorporated herein by reference.

During the Effective Period, Methanex shall not require that Terra make any extraordinary capital expenditures on the Beaumont Facility. Notwithstanding the foregoing, Terra shall make any and all capital expenditures as would be reasonably required in the ordinary course of Terra’s operation of the Beaumont Facility and in accordance with Terra’s historical practice.

5.2.2. Quarterly Review of Operations: Representatives of Terra and Methanex shall meet quarterly (“Quarterly Review”), within 10 Business Days after the end of each calendar quarter, in person or by teleconference, to discuss any and all matters that either Party may have relating to or arising out of the operation of the Beaumont Facility including, without limitation, deficiencies in the operation of the Beaumont Facility and operating procedures that may improve the operation of the Beaumont Facility or the administration by the Parties of this Agreement. Each Party shall use reasonable commercial efforts to address, accommodate or rectify, as the case may be, any and all matters raised by the other Party at a Quarterly Review, prior to the next Quarterly Review.

5.2.3. Responsible Care® Codes of Practice: With respect to the operation of the Beaumont Facility, Terra shall comply with the applicable principles and codes of practice of the Responsible Care® initiatives in existence as of the date of execution of this Agreement as established by the American Chemistry Council or such principles and codes of practice that are the same or substantially similar to such Responsible Care® initiatives. Methanex may conduct assessments of the Beaumont Facility in accordance with principles or codes of practice upon providing 90 days written notice to Terra of its intent to conduct an assessment. After having conducted an assessment of the Beaumont Facility if Methanex is of the opinion, acting reasonably, that the Beaumont Facility is not operating in accordance with the principles and codes of practice of Responsible Care® initiatives or such codes of practice that are the same or substantially similar to such Responsible Care® initiatives then, upon the request of Methanex, the Parties shall meet and Terra shall cooperate with Methanex in using reasonable efforts to implement corrective steps to bring the Beaumont Facility into compliance with such principles and codes of practice.

5.2.4. Personnel: During the Effective Period, Terra shall, at all times, have sole authority with respect to all personnel matters involving the employees, consultants and third-party contractors at the Beaumont Facility, including salaries, benefits, compensation, indirect personnel costs, training, insurance, labour matters, working hours, job responsibilities, health and safety procedures, bonding and all other employee, personnel-related and contracting matters.

5.2.5. Beaumont Facility Supply Contracts: Notwithstanding anything to the contrary contained in this Subsection 5.2, the terms of any and all new arrangements regarding the supply of natural gas to the Beaumont Facility (excluding the supply of natural gas pursuant to any Hedge Agreements) shall be subject to the prior approval by Methanex.

5.3.	Facility Suspension

5.3.1. Suspension for Operation Matters: The Parties acknowledge and agree that Terra may, in its sole discretion, acting reasonably:

(a)	suspend methanol production or reduce methanol production at the Beaumont Facility for such periods of time as are necessary to accomplish scheduled maintenance on the Beaumont Facility (“Scheduled Suspension”); and

(b)	suspend methanol production or reduce methanol production at the Beaumont Facility without notice to Methanex, for such periods of time as are necessary in the event of any emergency repair or unplanned maintenance of the Beaumont Facility (“Unscheduled Suspension”).

Terra shall provide Methanex with at least 90 days written notice in advance of any and all Scheduled Suspensions and shall provide Methanex with notice, as soon as possible in the circumstances, in the event of an Unscheduled Suspension, and in any event, not more than two days after the commencement of an Unscheduled Suspension. In addition to the foregoing, Terra shall deliver a copy of its latest annual maintenance schedule to Methanex on July 1st in each Year, which annual maintenance schedule shall set forth the dates and times when scheduled maintenance by Terra is expected to occur on the Beaumont Facility and any and all relevant details in respect of such scheduled maintenance. Terra shall deliver to Methanex, at the Time of Closing, a copy of its 2003 annual maintenance schedule, as up-dated. Terra shall up-date its annual maintenance schedule on a quarterly basis and shall deliver such up-dated maintenance schedule to Methanex within 20 days after the end of each calendar quarter.

5.3.2. Economic Hardship/Temporary Suspension: During the Effective Period, Methanex may request, upon five days prior written notice to Terra (“Temporary Suspension Notice”), that Terra temporarily suspend the supply of methanol to Methanex for a period not exceeding 30 days (“Temporary Suspension”) if, upon the calculation of the Estimated Cash Contribution (“Estimated Cash Contribution”), the resultant amount is equal to or less than $1 million. Upon receipt of a Temporary Suspension Notice, Terra shall, within the five days, cease all production of methanol at the Beaumont Facility.

The Estimated Cash Contribution is calculated as follows:

Estimated Cash Contribution = [***]

For the purposes of the formulas set forth above, the following definitions shall apply:

[***]

[***]

Where:

[***]

[***]

[***]

[***]

[***]

[***]

Upon a Temporary Suspension, Methanex shall:

(a)	if the Estimated Cash Contribution is equal to or less [***] for any given month, notwithstanding whether the Ammonia Loop is Operational or not Operational, reimburse Terra for:

(i)	any and all reasonably incurred costs, expenses and penalties payable under BMC’s natural gas supply arrangements for the Beaumont Facility (excluding natural gas arrangements under any Hedge Agreements), that result from any reduction in the amount of natural gas consumed at the Beaumont Facility caused by or attributable to such Temporary Suspension;

(ii)	50% of the monthly Fixed Costs and Capital Costs (as set forth in Subsection 6.3(a) or Subsection 6.3(b) below, as applicable), prorated for the period of such Temporary Suspension; and

(iii)	50% of the costs reasonably incurred by BMC to restart the production of methanol at the Beaumont Facility after the Temporary Suspension.

(b)	if the Estimated Cash Contribution is equal to or less than [***] but greater than [***] and the Ammonia Loop is Operational at any time during any Temporary Suspension, reimburse Terra for:

(i)	any and all reasonably incurred penalties payable under BMC’s natural gas arrangements for the Beaumont Facility (excluding natural gas arrangements under any Hedge Agreements) that result from any reduction in the amount of natural gas consumed at the Beaumont Facility caused by or attributable to such Temporary Suspension;

(ii)	the monthly Fixed Costs and Capital Costs (as set forth in Subsection 6.3(a)), pro-rated for the period of such Temporary Suspension (for greater certainty, except as expressly provided in this Subsection 5.3.2(b) (ii), Methanex shall not be responsible for any fixed costs, variable cost, or capital costs or other similar costs that Terra would have incurred notwithstanding the Temporary Suspension);

(iii)	the costs reasonably incurred by BMC to restart the production of methanol at the Beaumont Facility after such Temporary Suspension; and

(iv)	Terra’s incremental costs and expenses incurred to arrange an alternate supply of ammonia from a third party in order for Terra to meet its contractual commitments for the supply of ammonia from the Ammonia Loop to its customers. For the purposes of calculating any and all incremental costs and expenses in connection with Terra arranging an alternate supply of ammonia in accordance with this Section 6.2(b)(iv), the Ammonia Loop’s natural gas efficiency factor to be applied in determining such costs shall be 35.9 MMbtu/metric tonne.

(c)	if the Estimated Cash Contribution is equal to or less [CONFIDENTIAL TREATMENT REQUESTED] but greater than [CONFIDENTIAL TREATMENT REQUESTED] and the Ammonia Loop is not Operational, reimburse Terra for:

(i)	any and all reasonably incurred penalties payable under BMC’s natural gas arrangements for the Beaumont Facility (excluding natural gas arrangements under any Hedge Agreements) that result from any reduction in the amount of natural gas consumed at the Beaumont Facility caused by or attributable to such Temporary Suspension;

(ii)	the monthly Fixed Costs and Capital Costs (as set forth in Subsection 6.3(b)), pro-rated for the period of such Temporary Suspension; and

(iii)	the costs reasonably incurred by BMC to restart the production of methanol at the Beaumont Facility after such Temporary Suspension.

Notwithstanding the foregoing, Terra shall use reasonable commercial efforts to transfer or assign its natural gas commitments, excluding any Hedge Agreement, that arise during the period of any Temporary Suspension and to the extent Terra realizes any gain from such transfer or assignment of commitments, such gains shall be for the account of Methanex and Terra shall pay the full of any such gains to Methanex promptly.

Methanex and Terra shall both use reasonable commercial efforts to mitigate any losses, costs or expenses that may be incurred as a result of a Temporary Suspension at the Beaumont Facility and the Ammonia Loop, if applicable.

5.3.3. Methanex Suspension of Supply Notice: At any time during the Effective Period, Methanex may, in its sole discretion, elect to have Terra suspend the supply of methanol from the Beaumont Facility to Methanex (“Extended Suspension”), by providing Terra with written notice of such election at least 60 days prior to the requested date for such suspension of supply (“Methanex Suspension Notice”). Following receipt of a Methanex Suspension Notice, Terra shall use commercially reasonable efforts to suspend methanol supply from the Beaumont Facility to Methanex on the date requested in the Methanex Suspension Notice. Methanex may elect to suspend the supply of methanol from the Beaumont Facility to Methanex under this Section on more than one occasion during the Effective Period.

In the event that Methanex requests an Extended Suspension, all costs and expenses incurred by Terra related to carrying out the first of such Extended Suspensions including, without limitation, continuing expenses for materials and equipment purchased in connection therewith or in anticipation thereof, moth-balling equipment and materials and ongoing operating and maintenance personnel (“Suspension Costs”), shall be borne by Terra. If Methanex elects to restart the production of methanol at the Beaumont Facility in accordance with Subsection 5.3.4, and then requests further Extended Suspensions, Methanex shall be responsible for all subsequent Suspension Costs relating to any Extended Suspension requested by Methanex after the first Extended Suspension. Notwithstanding the foregoing, Terra shall, at all times, be responsible for any and all costs, expenses, penalties payable under Terra’s natural gas supply arrangements, including under the Natural Gas Transfer Agreement between E.I. du Pont de Nemours and Company and Beaumont Methanol Corporation and under any Hedge Agreement, that result from any reduction in the amount of natural gas consumed at the Beaumont Facility caused by or attributable to such Extended Suspension.

5.3.4. Methanex Right to Restart Supply: Methanex may, in its sole discretion, elect to have the supply from the Beaumont Facility to Methanex restarted at any time after the commencement of an Extended Suspension by providing Terra with written notice of such election (“Methanex Restart Notice”). Upon receipt of a Methanex Restart Notice, Terra shall use commercially reasonable efforts to restart the supply of methanol to Methanex from the Beaumont Facility at the time requested in the Methanex Restart Notice or as soon as reasonably practicable thereafter. Methanex shall reimburse Terra for any and all costs and expenses reasonably incurred by Terra to restart the Beaumont Facility, including the costs and expenses of hiring and training operating and maintenance personnel, preparing and testing previously moth-balled equipment and materials, acquiring additional equipment or materials and obtaining proper licenses and permits.

5.3.5. Terra Production Right: Notwithstanding any other provision of this Agreement, [***] then Terra may, in its sole discretion, restart the production of methanol at the Beaumont Facility for the remainder of the Effective Period. Terra shall deliver written notice of its election under this Subsection 5.3.5 to Methanex (“Terra Restart Notice”), at least 30 days prior to the commencement date for production stipulating, at a minimum, the date that Terra will commence production of methanol at the Beaumont Facility (“Production Commencement Date”).

In the event that Terra elects to restart the production of methanol at the Beaumont Facility in accordance with this Subsection 5.3.5, Terra shall: (a) pay to Methanex a lump sum amount that is equal to [***] per Year for the remainder of the Effective Period (pro-rated for any period shorter than an entire Year), with such lump sum payment to be delivered by Terra to Methanex, by way of certified cheque, with the Terra Restart Notice; and (b) be responsible for any and all costs and expenses reasonably incurred by Terra to restart the Beaumont Facility, including the costs and expenses of hiring and training operating and maintenance personnel, preparing and testing previously moth-balled equipment and materials, acquiring additional equipment or materials and obtaining proper licenses and permits. For greater certainty, Methanex shall not be responsible for any costs or expense associated with Terra’s election to restart the production of methanol at the Beaumont Facility in accordance with this Subsection 5.3.5. Subject to Terra’s compliance with the provisions of this Section, this Agreement shall automatically terminate on the later of the Production Commencement Date and 30 days after Methanex’s receipt of a Terra Restart Notice.

Sale of Pipeline Customers to Terra

The Parties acknowledge and agree that supply and delivery of Product to the Pipeline Customers can only occur using the equipment, methanol storage tanks, personnel and other facilities of the Beaumont Facility including, without limitation, the pipeline system connecting the Beaumont Facility to the Pipeline Customers’ facilities. As a result, in the event Terra delivers a Terra Restart Notice to Methanex, Terra shall, effective as of the Production Commencement Date, purchase from Methanex, and Methanex shall sell, transfer and assign to Terra, all of Methanex’s right, title and interest in and to the contracts between Methanex and the Pipeline Customers (“Pipeline Customer Contracts”) and the inventory located in the Beaumont Storage Tanks as of the Production Commencement Date (“Restart Inventory”).

The purchase price (“Contract Price”) for the Pipeline Customer Contracts shall be calculated as follows:

Contract Price = [***]

Where:

[***]

[***]

If the Beaumont Premium is a positive number, then Terra shall pay the Contract Price to Methanex and if the Beaumont Premium is a negative number, then Methanex will pay the Contract Price to Terra.

The price for the Restart Inventory shall be an amount that is equal to the [***]. The Restart Inventory means the actual quantity of methanol inventory contained in the Beaumont Storage Tanks as of midnight (Central Standard Time) on the day before the Production Commencement Date, as measured by an independent surveyor selected by the Parties, acting reasonably. The findings of the surveyor shall be final and binding upon the Parties for all purposes. The Parties will jointly instruct an independent surveyor to measure the quantity of Product located in the Beaumont Storage Tanks as of midnight the day before the Production Commencement Date. The independent surveyor will be instructed to provide the quantity information to Methanex and Terra.

Promptly after the Production Commencement Date, Methanex shall calculate the:

(a)	Contract Price; and

(b)	price for the Restart Inventory,

and Methanex shall prepare and deliver to Terra: (i) an invoice setting forth the price for the Restart Inventory; and (ii) a notice setting forth the amount of the Contract Price payable by Methanex to

Terra, or by Terra to Methanex, as the case may be. Terra shall pay the full amount of the price for the Restart Inventory within seven Business Days after receipt by Terra of an invoice from Methanex in respect of such Restart Inventory. Either Terra or Methanex, as the case may be, will pay to the other Party the full amount of the Contract Price within seven Business Days after receipt by Terra of the notice referred to above.

5.4. Ownership of Assets/Depreciation: The Parties hereto agree that at all times: (a) Terra has been and shall be the legal and beneficial owner of the assets (other than the Assets) comprising the Beaumont Facility; (b) Terra is entitled to all available depreciation, amortization, expense and/or casualty loss deductions with respect to such assets; and (c) Methanex is not and shall not be entitled to the benefit of any depreciation, amortization, expense, and/or casualty loss deductions with respect to such assets. Terra expressly does not by the terms of this Agreement sell, transfer or assign to Methanex any right, title or interest in such assets comprising the Beaumont Facility, other than the Assets, and Methanex does not by the terms of this Agreement acquire any right, title or interest in the assets comprising the Beaumont Facility, other than the Assets.

5.5. Insurance

5.5.1. Obligation to Insure: At all times during the Effective Period, Terra shall take out and maintain with financially sound and reputable insurers, at its own cost, the insurance coverage listed below:

Coverage	Amount
General Public Liability covering bodily injury and property damage	$25 million per occurrence
Employer’s Liability	$25 million per occurrence
All risk insurance on methanol in tanks for the full replacement cost of the Product	$10 million per occurrence
Workers’ Compensation	Required Statutory Minimum
Sudden and Accidental Pollution	$25 million per occurrence
Environmental Pollution	$25 million per occurrence

Upon request, Terra shall furnish Methanex with certification of such insurance providing for at least 30 days’ prior written notice of cancellation or material modification. To the extent necessary under the indemnity provisions of this Agreement, Terra shall name Methanex and the other Methanex Indemnified Persons as an additional insured under all of such policies. Each insurance policy shall provide a waiver of subrogation in favour of Methanex.

5.5.2. Damage to Beaumont Facility: If, prior to the expiration or termination of this Agreement, all or any portion of the Beaumont Facility is damaged by fire or other casualty and such damage involves less than [***], Terra shall, to the extent permitted by Terra Industries’ credit agreements and indentures, apply the proceeds of the applicable insurance policies maintained by it toward the repair of the Beaumont Facility. Any costs and expenses in conducting such repairs that are not covered by such insurance shall be the sole responsibility of Terra. If, prior to the expiration or termination of this Agreement, all or any portion of the Beaumont Facility is damaged or destroyed by fire or other casualty and such damage or destruction involves, or if more than one in the aggregate involve, an amount greater than or equal to [***] (in each case, a “Major Casualty”), Terra may, in its sole discretion but at its sole cost and expense, elect to have the Beaumont Facility repaired or replaced by providing Methanex written notice of its election to do so. In the event that Terra elects to have the Beaumont Facility repaired or replaced following a Major Casualty, such repair shall be conducted by

Terra at its sole cost and expense without contribution from Methanex. In the event of a Major Casualty, any and all payment obligations of Methanex under this Agreement, including without limitation, Subsections 5.3.2 and 5.3.5 and Section 6, shall be suspended for so long as the Beaumont Facility is not fully Operational. In the event the Beaumont Facility becomes Operational after a Major Casualty but prior to the expiration of this Agreement, then Methanex’s payment obligations under this Agreement shall resume and continue for the remaining term of this Agreement. For greater certainty, Methanex will not be required to pay, at any time, any amounts under this Agreement that are suspended as a result of a Major Casualty.

6.	FEES

6.1. Lump Sum Exclusivity Fee: At the Time of Closing, Methanex shall pay to BMC, on account of the methanol exclusivity rights granted by Terra to Methanex under this Agreement, [***].

6.2. Methanol Exclusivity Fees: During the Effective Period, Methanex shall pay to BMC a monthly methanol exclusivity fee (“Methanol Exclusivity Fee”) calculated as follows:

(a)	Beaumont Facility and Ammonia Loop Both Operating – In the event that the Beaumont Facility and the Ammonia Loop are both Operational, then:

[***]

(b)	Beaumont Facility Operating/Ammonia Loop Not Operating – In the event that the Beaumont Facility is Operational but the Ammonia Loop is not Operational, then:

[***]

(c)	Beaumont Facility Under an Extended Suspension – In the event that the Beaumont Facility is subject to an Extended Suspension, then:

[***]

For the purposes of the formulas set forth above, the following definitions shall apply:

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

If, in any given month, the Cash Margin/Gallon or the Deemed Cash Margin/Gallon, as the case may be, is:

(i)	zero or a negative number (“Negative Margin”), then the Methanol Exclusivity Fee for such month shall be $0; and

(ii)	a positive number (“Positive Margin”), then Methanex shall pay the amount of the Methanol Exclusivity Fee, as required under Subsection 6.2(a), or Subsection 6.2(b), or Subsection 6.2(c), as applicable, less the aggregate amount of any negative Exclusivity Fee achieved during the preceding months of such Year and not otherwise set-off against such positive Methanol Exclusivity Fee in a preceding month (in no event will the cumulative monthly Methanol Exclusivity Fees exceed [***] in any given Year).

For greater certainty, the obligation of Methanex to pay the Methanol Exclusivity Fee, in any given month, is contingent upon the Cash Margin/Gallon or the Deemed Cash Margin/Gallon, as the case may be, for such month being a positive number and the cumulative Cash Margin/Gallon or Deemed Cash Margin/Gallon, in any given Year, being a positive number.

Notwithstanding the foregoing, the maximum cumulative amount payable by Methanex to Terra in any given Year on account of the Methanol Exclusivity Fees shall be [***] (“Exclusivity Fee Cap”), which amount shall be pro-rated for any period shorter than an entire Year. At the end of each Year (or a portion thereof, if applicable), the Parties will add the Positive Margin amounts for those months in which a Positive Margin was achieved and the Negative Margin amounts for those months in which a Negative Margin was achieved.

In the event that the net amount after adding the Positive Margin amounts and the Negative Margin amounts, for any given Year, is a negative number (“Negative Result”), then Terra shall reimburse Methanex for any Methanol Exclusivity Fees paid by Methanex to Terra on or before January 25th of the Year following the Year for which the calculation is made.

In the event that the net amount after adding the Positive Margin amounts and the Negative Margin amounts, for any given Year, is a positive number (“Positive Result”), then Terra shall refund to Methanex the full amount of any Methanol Exclusivity Fees paid by Methanex to Terra in excess of the Positive Result (“Excess Fees”). Terra shall pay to Methanex the full amount of any Excess Fees on or before January 25th of the Year following the Year for which the calculation is made.

Methanex shall be entitled in its discretion to off-set the full amount of any Excess Fees or any other amounts owing by Terra to Methanex under this Agreement, against any amounts owing by Methanex to Terra under this Agreement.

Sample calculations illustrating the calculation of the Methanol Exclusivity Fees are set forth in the attached Schedule F.

6.3. Combined Production Fees/Methanol Production Fees: In addition to the Methanol Exclusivity Fees, Methanex shall pay the following fees to BMC in connection with the operation of the Beaumont Facility:

(a)	Monthly Combined Production Fees – In the event that the Beaumont Facility and the Ammonia Loop are both Operational, then:

[***]

For the purposes of calculating the Monthly Combined Production Fees, the following definitions shall apply:

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

Where:

[***]

[***]

[***]

[***]

(b)	Monthly Methanol Production Fee – In the event that the Beaumont Facility is Operational but the Ammonia Loop is not Operational, then:

[***]

For the purposes of calculating the Monthly Methanol Production Fees/Gallon:

[***]

[***]

with the exception of Fixed Costs and Capital Costs, the definitions set forth in Subsection 6.3(a) shall apply

The Inflation component of the formulas set forth in this Subsection 6.3 shall be calculated as of the first day of each calendar quarter and once calculated, shall be effective for the entire calendar quarter and until the next quarterly calculation is performed by the Parties.

6.4. Calculation of Formulas: Each Party agrees to promptly provide to the other Party, upon request, any and all information as may be reasonably required by such other Party to calculate a formula and/or verify a calculation of a formula set forth in this Section 6. Each Party will retain all back-up documentation used by such Party to calculate the formulas set forth in this Section 6 and will provide copies of such back-up information to the other Party upon reasonable request in accordance with Subsection 7.5 below.

7.	PAYMENT TERMS/AUDIT RIGHTS

7.1. Payment of Methanol Exclusivity Fees: Methanex shall, on or before the 20th day of each month, deliver to BMC a statement in reasonable detail setting forth the amount of the Methanol Exclusivity Fee payable by Methanex under Section 6 for the immediately preceding month. Methanex shall pay the Methanol Exclusivity Fee for the immediately preceding month, on or before the 25th day of each month.

7.2. Terra Invoice: On or before the last Business Day of each week Terra shall invoice Methanex for the Monthly Methanol Production Fees or the Monthly Combined Production Fee, as the

case may be, incurred during the preceding week or any part thereof. Each invoice shall set forth, in reasonable detail, the calculation of the Monthly Methanol Production Fee or the Monthly Combined Production Fee, as applicable. All invoices rendered by Terra during any given month shall be payable by Methanex on the fifth day of the next month; provided, however, that any delay in submission of any such invoice shall not constitute a waiver of any right to receive payment hereunder.

7.3. Payment Terms: All sums and amounts payable or to be payable pursuant to this Agreement shall: (a) be payable in immediately available funds; and (b) be made by electronic (EDI or equivalent) transfer (or other means satisfactory to the Parties). Whenever a Party is required to pay or reimburse the other Party, upon receipt of a statement or an invoice, or otherwise make any payment or reimbursement where no due date for payment is specifically provided herein, payment shall be due on the 10th day after receipt of such statement or invoice (or if either such day is not a Business Day, on the Business Day next following).

7.4. Late Payments: In the event that Methanex fails to pay any undisputed amount when due under Subsection 7.1 or Subsection 7.2, Terra shall promptly provide written notice of such late payment to Methanex. If Methanex fails to pay such undisputed amount within two Business Days of receipt of written notice from Terra, then: (a) such amount outstanding shall bear interest at the rate of 2% per annum above the LIBOR rate applicable to borrowings for a term of one year, or the maximum rate permitted by Law, whichever is lower.

7.5. Audit Rights: During the Effective Period, each of the Parties shall keep and maintain proper, detailed, accurate and complete records and supporting documentation, regardless of the medium by which they are created or stored, in respect of all matters referred to in Subsections 5.3.2 and 5.3.5, Section 6 and this Section 7 (collectively, the “Records”). For greater certainty, as part of the Records retained by Terra, Terra shall retain all invoices, receipts for disbursements, electronic records and related computer programs, payroll records for the employees, agents and subcontractors, and other similar books and records. Each Party will keep and retain all Records for a period of 24 months following the expiration of this Agreement (“Record Retention Period”).

The Parties acknowledge and agree that the Records of each Party contain sensitive and confidential information, the disclosure of which would cause irreparable injury to a Party. At any time prior to the expiry of the Record Retention Period, either Party may, in order to verify and validate the calculation of any formula or the amount of any payment under this Agreement, audit the Records of the other Party provided that; such audit may only be conducted by an independent accounting firm (“Independent Auditor”) selected by the Party requesting the audit. The information conveyed by a Parties’ Independent Auditor to such Party requesting the audit shall only relate to the accuracy or correctness of formula calculations or payment amounts and the Independent Auditor shall not provide a copy of the Records or any other information to such Party.

Audits of either Parties’ Records shall be carried out by an Independent Auditor at any time prior to the expiry of the Record Retention Period, during normal business hours but upon prior written request to the other Party. The Independent Auditor may enter the business premises of the other Party where the Records are located, and inspect, audit and copy any or all of the Records. Each Party will co-operate with the other Party and its Independent Auditor in carrying out the inspection, audit and copying of such Records including, without limitation, by providing the Independent Auditor with access to, and assistance with, all computer systems and other electronic means by which any such Records may be kept. The inspection of any or all of the Records by a Party, from time to time, will be done at such Party’s own cost and expense, including, without limitation, such Party’s costs of its Independent Auditor.

8.	CONTRACT COVENANTS

8.1. Terra Contracts: From the execution of this Agreement to the Time of Closing, Methanex shall not, and shall cause its Affiliates not to, interfere with BMC’s valid contractual relationship with the Customers.

8.2. Assumed Customers: Terra shall not, and shall cause its Affiliates not to, directly or indirectly sell, solicit or aid in the solicitation of, or accept the solicitation of, any Person that is a party to a Contract (“Assumed Customers”) for the purpose of selling methanol, assisting any other Person to sell methanol, or otherwise for the purpose of depriving Methanex of any right or opportunity to sell methanol to such Assumed Customers, in accordance with the terms of this Agreement.

8.3. Injunctive Relief: Methanex and Terra acknowledge and agree that a breach of the covenants set out in Subsections 8.1 and 8.2 above may cause substantial economic loss and irreparable harm to Terra and Methanex, respectively, that could not be compensated solely by monetary damages. Accordingly, Terra and Methanex agree that the other Party shall be entitled to injunctive and preliminary relief, in addition to any Claims for monetary damages, to remedy any actual or threatened breach of the covenants set out in Subsection 8.1 above by Methanex and Subsection 8.2 above by Terra or its Affiliates.

9.	TERM AND TERMINATION

9.1. Term: This Agreement shall commence on the date of execution of this Agreement by both Parties and shall terminate on December 31, 2008.

9.2.	Termination: This Agreement may be terminated:

(a)	by agreement of the Parties in writing;

(b)	by a Party if the other Party:

(i)	is in breach of any material covenant, agreement, term, provision or condition of this Agreement and has failed to cure such breach within 14 days after receipt from the non-defaulting Party of a written notice of such breach;

(ii)	is unable to pay its debts as they become due, has made a general assignment for the benefit of creditors, filed a voluntary bankruptcy petition, become the subject of an order for relief or been declared insolvent in any bankruptcy or insolvency Proceedings, instituted a Proceedings or filed an answer in a Proceedings seeking to adjudicate itself insolvent or seeking reorganization, arrangement, composition, readjustment, protection, liquidation, winding-up, dissolution or similar relief of such Party or such Party’s debts or liabilities under any dissolution, liquidation, bankruptcy, moratorium, readjustment of debt, compromise, rearrangement, receivership, insolvency, fraudulent transfer or conveyance, reorganization or similar debtor relief Law from time to time in effect affecting the rights of creditors generally; or

(iii)

has had any Proceedings of the type referred to in Subsection 9.2(b)(ii) above filed or commenced against it or has by any act indicated its approval thereof, consented thereto or acquiesced therein, or has had or an order, judgment or decree entered appointing a trustee, receiver, custodian, liquidator or similar official or adjudicating such Party insolvent, or approving the petition in any such Proceedings, and such order, judgment or decree has remained in effect and unstayed for 90 days; or

(c)	in accordance with Subsection 5.3.5.

9.3. Effect of Termination: Upon the expiration or termination of this Agreement, this Agreement shall immediately become void and there shall be no liability on the part of either Party as a result of such termination; provided, however, that Subsections 5.3.5, 9.3, 19.1, 19.8 and 19.9, Sections 10, 16 and 18, shall survive the expiration or termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, a termination of this Agreement for any reason shall not affect any rights or remedies of either Party arising out of any breach of this Agreement prior to such termination or the right of either of the Parties to receive any amount earned or accrued hereunder prior to such termination or otherwise payable with respect to any period prior to such termination. For greater certainty, upon termination of this Agreement in accordance with this Section 9, the covenants set out in Section 8 of this Agreement shall terminate.

10.	CONFIDENTIALITY

10.1. Information: Each Party (“Disclosing Party”) has disclosed, and may from time to time hereafter disclose, certain Confidential Information to another Party (“Recipient”). The Recipient shall treat the Confidential Information as confidential and shall not use any Confidential Information for any purpose other than in connection with the transactions contemplated by this Agreement. The Recipient shall not disclose any Confidential Information to any Person without the prior written consent of the Disclosing Party. The Recipient further agrees to limit dissemination of and access to the Confidential Information to its employees and representatives who have a need to know such Confidential Information for the purposes contemplated by this Agreement provided that such employees and representatives are informed of and agree to comply with the terms of this Subsection 10.1.

10.2. Exception: Subsection 10.1 shall not apply to the disclosure of Confidential Information by the Recipient which:

(a)	at the time of its disclosure or thereafter becomes generally available to the public other than as a result of a breach of this Agreement;

(b)	is already known to the Recipient through proper means prior to disclosure as evidenced by written or other tangible records and practices;

(c)	is independently and lawfully developed by the Recipient completely without reference to the Confidential Information as evidenced by written or other tangible records and practices; or

(d)	is disclosed without restriction by a third party who is in lawful possession of the information and who has the right to make disclosure.

10.3. Disclosure Required by Law: The Recipient shall not be in breach of its obligation to disclose Confidential Information of the Disclosing Party if that disclosure is required by Law, a court order or similar Proceedings, or is formally requested by a Governmental Authority, provided that the Recipient gives the Disclosing Party as much notice as is reasonably possible in the circumstances prior to disclosing any Confidential Information and the Recipient cooperates with the Disclosing Party in any application, Proceedings or other action the Disclosing Party may undertake to obtain a protective order or other means of protecting the confidentiality of the Confidential Information required to be disclosed.

10.4. Return of Information: Prior to the Time of Closing, within 15 days of demand by a Disclosing Party or termination of this Agreement, whichever occurs first, the Recipient shall return all Confidential Information, including any copies of that information, to the Disclosing Party.

10.5. Restriction on Disclosure of this Agreement: Except as may be required by applicable Law or a stock exchange upon which a Party is listed, each Party agrees not to disclose any terms or conditions of this Agreement to any Person who is not a representative of such Party, absent consent by the other Party, which shall not be unreasonably withheld.

10.6. Public Announcements: Except as may be required by Law or a stock exchange upon which a Party is listed, no Party shall, without prior written approval of the other Party, issue, or permit any representative of such Party to issue, any press release or otherwise make, or permit any representatives of such Party to make, any public statement or announcement with respect to this Agreement. The Parties hereto shall consult with each other prior to issuing any such press release or public statement, announcement or the filing of any document that is public record and that in any way references this Agreement or the transactions contemplated by this Agreement.

10.7. Remedies: The Parties agree that the covenants and obligations contained in this Section 10 relate to special, unique and extraordinary matters and that a violation of any of the terms hereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the Parties agree that if either Party fails or refuses to fulfill any of its obligations under this Section 10, then the other Party shall have the right to seek the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such Party might be entitled. Each Party agrees to waive, and to use commercially reasonable efforts to cause each of its representatives to waive, any requirement for the securing or posting of any bond in connection with the exercise of such remedy. Each Party agrees not to oppose any request, motion or petition made or filed by the other Party for such remedy.

11.	REPRESENTATIONS AND WARRANTIES OF TERRA

BMC and Terra Industries hereby jointly and severally represent and warrant to Methanex and acknowledge that Methanex is relying on the representations and warranties of BMC and Terra in entering into this Agreement and completing the purchase of the Assets, that:

11.1. Corporate Status: Terra Industries is duly incorporated, organized, validly exists and is in good standing under the Laws of Maryland. BMC is duly incorporated, organized, validly exists and is in good standing under the Laws of Texas, and is duly qualified to conduct its business in the State of Texas.

11.2. Authority to Sell: BMC has good and sufficient capacity, power, authority and right to hold and assign and transfer the Assets, to enter into this Agreement and to observe and perform each of its obligations contained in this Agreement. The execution, delivery and performance of this Agreement have been duly and effectively authorized by all necessary corporate action and this Agreement has been duly executed and delivered by and constitutes a legal, valid and binding obligation, enforceable in accordance with its terms. At the Time of Closing, all necessary corporate actions and Proceedings will have been taken to permit the due and valid transfer of the Assets free of Encumbrances from BMC to Methanex.

11.3. No Conflicts: None of the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the due observance and performance by Terra of its obligations contained in this Agreement shall:

(a)	materially conflict with or result in a breach of or a default under any provision, term or condition of:

(i)	the incorporating documents of BMC and Terra Industries or any resolution of their respective directors or shareholders;

(ii)	to the knowledge of BMC and Terra Industries any order, declaration, injunction, decree, writ, judgment or award of any Governmental Authority, court or arbitrator; or

(iii)	any contract to which BMC or Terra Industries is a party or by which it is bound; or

(b)	result in the creation of any Encumbrance on or in respect of any of the Assets.

11.4. No Governmental Consents Required: No consent, approval, authorization, license, order or permit of any Governmental Authority is required for Terra to duly observe and substantially perform the provisions, terms and conditions of this Agreement.

11.5. Ownership and Good Title: Either Terra Industries or BMC is the sole legal and beneficial owner of the Assets with good and marketable title to the Assets, free and clear of any Encumbrance.

11.6. Litigation: There are no Claims, Proceedings, or investigations, pending or to the knowledge of Terra threatened, that could interfere with the use of all or any part of the Assets by Methanex or the performance by BMC or Terra of their respective obligations under this Agreement.

11.7. Contracts: Each Contract is valid and binding upon BMC. BMC has performed, in all material respects, all of the obligations required to be performed by it, is entitled to all benefits of and is not in or alleged to be in material default or breach under any of the terms and provisions of the Contracts. All of the Contracts are in good standing and have not been assigned to any other Person.

11.8. Product/Inventory: The Inventory and any and all Product purchased by Methanex pursuant to this Agreement shall meet the Specifications and Terra shall convey good and marketable title to the Inventory and any and all Product to Methanex free and clear of any Encumbrances.

11.9. Beaumont Facility: Except as disclosed in Schedule I, all buildings, fixtures, leasehold improvements and facilities comprising the Beaumont Facility are in good operating condition and in a state of good maintenance and repair and, based upon industry standards, are adequate for the purposes for which they are currently being used. All other tangible assets comprising the Beaumont Facility have been properly maintained and are in good working order and contain no defects known to Terra.

12.	REPRESENTATIONS AND WARRANTIES OF METHANEX

Methanex hereby represents and warrants to Terra and acknowledges that Terra is relying on such representations and warranties of Methanex entering into this Agreement and completing the purchase of the Assets, that:

12.1. Status: Methanex is duly formed, organized, validly exists and is in good standing under the Laws of the State of Texas, and is duly qualified to conduct business in the State of Texas.

12.2. Authority to Purchase: Methanex has good and sufficient capacity, power, authority and right to take an assignment of and purchase the Assets, to enter into this Agreement and to observe and perform each of its obligations contained in this Agreement. The execution, delivery and performance of this Agreement have been duly and effectively authorized by all necessary action and this Agreement has been duly executed and delivered by and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

12.3. No Conflicts: Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement nor the due observance and performance by Methanex of its obligations contained in this Agreement shall materially conflict with or result in a breach of or a default under any provision, term or condition of:

(a)	the establishing documents of Methanex;

(b)	to the knowledge of Methanex, any order, declaration, injunction, decree, writ, judgment or award of any Governmental Authority, court or arbitrator; or

(c)	any contract to which Methanex is a party or by which it is bound.

13.	COVENANTS OF TERRA

During the period from the date of execution of this Agreement up to and including the Time of Closing, Terra shall:

(a)	Due Diligence: In order for Methanex to up-date its due diligence, upon reasonable prior written notice, Terra shall provide to Methanex and its representatives, at Methanex’s expense and at reasonable times during normal business hours, access to Terra’s books, records and accounts relating to the operation of the Beaumont Facility and access to Terra’s books and records regarding the Contracts and the Customer Lists;

(b)	New Contracts: Promptly upon a new contract relating to the sale, distribution or marketing of methanol, being entered into by Terra, or any Affiliate thereof, Terra shall notify Methanex of the existence of that new contract, provide Methanex with a true and complete copy of that new contract, and advise Methanex if that is a contract for which a Contractual Consent is required;

(c)	Perform Contracts: Diligently undertake all commercially reasonable efforts to perform each and every obligation of Terra under the Contracts in accordance with the terms of the Contracts and all Laws;

(d)	Maintenance of Good Business Relations: Use commercially reasonable efforts to maintain and preserve for Methanex a good relationship with each Person who is a party to a Contract;

(e)	Introductions / Obtaining Contractual Consents: Introduce Methanex to each Customer upon the reasonable request of Methanex ; and

(f)	Governmental Consents: Cooperate with Methanex and shall take all actions as are within its control, using reasonable commercial efforts, such that all consents that required to be obtained from Governmental Authorities, in order to complete the transactions contemplated by this Agreement, are obtained prior to the Time of Closing.

14.	CLOSING CONDITIONS

14.1. Fulfilment of Conditions in Favour of Methanex: The obligation of Methanex to close the transactions contemplated by this Agreement shall be subject to the following conditions, each of which must be satisfied or waived in writing by Methanex on or before the Time of Closing:

(a)	the Board of Directors of Methanex Corporation shall have approved this Agreement and the purchase of the Assets from Terra;

(b)	Methanex shall have obtained all required approvals, if any, from relevant Governmental Authorities to the transactions contemplated by this Agreement;

(c)	the representations and warranties of Terra as set forth in this Agreement shall be true in all material respects as of the Time of Closing with the same effect as though such representations and warranties had been made at and as of the Time of Closing;

(d)	Terra shall have performed or complied with all of the covenants, agreements and conditions agreed to be performed or complied with by Terra, as the Time of Closing, under the terms of this Agreement;

(e)	no action or Proceedings shall have been instituted and no order, decree or judgment of any court having jurisdiction shall exist that challenges the validity or enforceability of this Agreement or seeks to restrain the consummation of the transactions contemplated by this Agreement; and

(f)	Terra shall have executed and delivered to Methanex all such documents as may be necessary in the opinion of counsel to Methanex to transfer the Assets to Methanex in compliance with the terms and conditions of this Agreement, including, without limitation, those items listed in Subsection 15.1 below.

14.2. Failure to Fulfil Conditions: If any of the conditions contained in Subsection 14.1 above are not performed or fulfilled at or prior to the Time of Closing to the satisfaction of Methanex, Methanex may, upon notice to Terra, terminate this Agreement and the obligations of the parties under this Agreement provided that Methanex may also bring an action against Terra for damages suffered by Methanex where the non-performance or non-fulfilment of the relevant condition is as a result of a breach of a covenant, representation or warranty by Terra. Any such condition may be waived in whole or in part by Methanex in writing without prejudice to any Claims it may have for breach of any covenant, representation or warranty.

14.3. Fulfilment of Conditions in Favour of Terra: The obligation of Terra to close the transactions contemplated by this Agreement shall be subject to the following conditions, each of which must be satisfied or waived in writing by Terra on or before the Time of Closing:

(a)	the Board of Directors of Terra Industries shall have approved this Agreement and the sale of the Assets to Methanex;

(b)	the representations and warranties of Methanex as set forth in this Agreement shall be true in all material respects as of the Time of Closing with the same effect as though such representations and warranties had been made at and as of the Time of Closing;

(c)	Methanex shall have performed or complied with all of the covenants, agreements and conditions agreed to be performed or complied with by Methanex under the terms of this Agreement;

(d)	no action or Proceedings shall have been instituted and no order, decree or judgment of any court having jurisdiction shall exist that challenges the validity or enforceability of this Agreement or seeks to restrain the consummation of the transactions contemplated by this Agreement;

(e)	Methanex shall have executed and delivered to Terra those items listed in Subsection 15.2 below; and

(f)	the banks that have provided financing to Terra Industries’ revolving credit agreement shall have consented to the transaction contemplated by this Agreement.

14.4. Failure to Fulfil Conditions: If any of the conditions contained in Subsection 14.3 above are not performed or fulfilled at or prior to the Time of Closing to the satisfaction of Terra, Terra may, upon notice to Methanex, terminate this Agreement and the obligations of the parties under this Agreement provided that Terra may also bring an action against Methanex for damages suffered by Terra where the non-performance or non-fulfilment of the relevant condition is as a result of a breach of a covenant, representation or warranty by Methanex. Any such condition may be waived in whole or in part by Terra in writing without prejudice to any claims it may have for breach of any covenant, representation or warranty.

15.	DELIVERIES

15.1. Closing Deliveries by Terra: Terra shall deliver or cause to be delivered the following to Methanex at the Time of Closing, all in a form acceptable to Methanex acting reasonably:

(a)	Resolutions: A certified copy of resolutions of the directors of BMC and Terra Industries approving this Agreement and the sale of the Assets to Methanex;

(b)	Bring-down Certificate: A certificate signed by a senior officer of BMC and Terra confirming that all of the representations, warranties, covenants and agreements of BMC and Terra contained in this Agreement have been complied with and that all of the representations and warranties made by BMC and Terra in this Agreement are true and correct at the Time of Closing;

(c)	Customer List: A complete and accurate Customer List as at the Time of Closing;

(d)	Contracts: Complete copies of all Contracts along with all Contractual Consents duly signed by the appropriate parties;

(e)	Miscellaneous: All other certificates or other documents as may be necessary or reasonably requested by Methanex to give effect to the terms of this Agreement.

15.2. Closing Deliveries by Methanex: Methanex shall deliver the following to Terra at the Time of Closing, all in a form acceptable to Terra acting reasonably:

(a)	Resolutions: A certified copy of resolutions of the directors of Methanex Corporation approving this Agreement and the purchase of the Assets from BMC;

(b)	Bring-down Certificate: A certificate signed by a senior officer of Methanex confirming that all of the representations, warranties, covenants and agreements of Methanex contained in this Agreement have been complied with and that all of the representations and warranties made by Methanex in this Agreement are true and correct at the Time of Closing;

(c)	Purchase Price: A certified cheque, bank draft or wire transfer payable to or to the order of BMC in an amount equal to the Purchase Price;

(d)	Lump Sum Exclusivity Fee: A certified cheque, bank draft or wire transfer payable to or to the order of BMC in an amount equal to the lump sum exclusivity fee (under Subsection 6.1); and

(e)	Miscellaneous: All other certificates or other documents as may be necessary or reasonably requested by Terra to give effect to the terms of this Agreement.

15.3. Closing Procedures : All documents and instruments to be delivered and all transactions at the Time of Closing shall be deemed to take place simultaneously. No transactions shall be deemed to have been completed and no document or instrument shall be deemed to have been delivered until all transactions are otherwise completed and all documents and instruments delivered. The tender of any document or instrument may be made upon a Party directly or upon that Party’s solicitors.

16.	INDEMNIFICATION/LIMITATION OF LIABILITY

16.1. Indemnification of Terra: Methanex agrees to indemnify, defend and hold harmless Terra and its directors, officers, employees, consultants, agents and representatives (the “Terra Indemnified Persons”), from and against any and all Claims and Proceedings to the extent arising out of:

(a)	the negligence or intentional misconduct of Methanex or any other Methanex Indemnified Person;

(b)	any Product related incident or occurrence (other than for manufacturer’s liability), during the Effective Period when Methanex has the risk of loss of such Product, except to the extent that such Claim is attributable to the negligence or intentional misconduct of Terra or any other Terra Indemnified Person;

(c)	any breach by Methanex, or any inaccuracy of, any representation or warranty of Methanex contained in this Agreement; and

(d)	any breach or non-performance by Methanex of any covenant to be performed by it that is contained in this Agreement.

16.2. Indemnification of Methanex: Terra agrees to indemnify, defend and hold harmless Methanex and its partners, directors, officers, employees, consultants, agents and representatives (the “Methanex Indemnified Persons”), from and against any and all Claims and Proceedings to the extent arising out of;

(a)	any incident or occurrence relating to or arising out of any Contract or relating to the Inventory, prior to the Time of Closing;

(b)	any past, present or future violation of Environmental Laws by Terra with respect to the Beaumont Facility;

(c)	the presence of any Hazardous Substance in, on or under the Beaumont Facility or in, on or under adjacent lands or waterbodies where such Hazardous Substance have migrated from or been Released from the Beaumont Facility;

(d)	any use, handling, production, generation, manufacture, transportation, storage, handling, disposal, spill or Release of any Hazardous Substances by Terra at, on, under, about or from the Beaumont Facility;

(e)	any spill or Release of methanol or any other substance from any asset comprising the Beaumont Facility assets, including, without limitation: (a) all Environmental Costs and Liabilities arising out of such spill or Release of materials; (b) any damage to the Beaumont Facility or to other property; and (c) the cost of the Product owned by Methanex that has been spilled or Released;

(f)	the negligence or intentional misconduct of Terra or any other Terra Indemnified Person;

(g)	any Product related incident or occurrence during the Effective Period when Terra has the risk of loss of such Product, except to the extent that such Claim is attributable to the negligence, or intentional misconduct of Methanex or any other Methanex Indemnified Person;

(h)	any manufacturer’s liability regarding the Product;

(i)	any breach by Terra of, or any inaccuracy of, any representation or warranty of Terra contained in this Agreement; and

(j)	any breach or non-performance by Terra of any covenant to be performed by it that is contained in this Agreement.

16.3. Indemnification Procedures: Within a reasonable period of time after a Terra Indemnified Person or a Methanex Indemnified Person (whether one or more, an “Indemnified Party”) establishes a basis for or receives actual notice of any Claim covered by Subsection 16.1 or Subsection 16.2, as the case may be, the Indemnified Person shall notify the Party from whom indemnification is sought (the “Indemnifying Party”) in writing of such Claim, provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Person pursuant to Subsection 16.1 or Subsection 16.2, as the case may be, except to the extent of material detriment suffered by the Indemnifying Party as a result of such failure. In the event that a Claim arises out of or results from matters with respect to third parties (a “Third Party Claim”), the Indemnifying Party shall undertake the defence thereof by attorneys chosen by it, which are reasonably acceptable to the Indemnified Person. So long as the Indemnifying Party is defending any Third Party Claim actively and in good faith, the Indemnified Person shall not settle such Third Party Claim without the consent of the Indemnifying Party.

16.4. Defence of Third Party Claim: If the Indemnifying Party, within a reasonable time after notice of any Third Party Claim, fails to defend such Third Party Claim actively and in good faith, the Indemnified Party shall (upon further notice) have the right to undertake the defence, compromise or settlement of such Third Party Claim or consent to the entry of a judgment with respect to such Third Party Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defence, compromise, settlement or consent to judgment. Irrespective of which Party has the right to defend, compromise or settle any Third Party Claim pursuant to this Subsection 16.4, each of the Indemnifying Party and the Indemnified Party shall be entitled to consult with each other, to the extent it reasonably requests, in respect of the defence of such Third Party Claim and shall cooperate in the defence of any such Third Party Claim, including making its partners (if applicable), officers, directors, employees and books and records available for use in such Third Party Claim, and shall take those actions reasonably within its power which are reasonably necessary to preserve any legal defences to such matters, without the necessity of formal subpoena or court action.

16.5. Payment: The Indemnifying Party shall promptly pay each Indemnified Party any amount properly due under this Section 16 upon demand therefor and reimburse each Indemnified Party for all reasonable expenses (including reasonable attorneys’ fees and costs of court) for which the Indemnified Party is entitled to be indemnified hereunder as they are incurred by such Indemnified Party. Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall, upon demand therefor, promptly pay on behalf of the Indemnified Party, and/or shall promptly reimburse the Indemnified Party for its payment of, the amount so determined by such judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless, in the case of a judgment or determination, an appeal is made therefrom; provided, however, that if the Indemnifying Party desires to appeal from an adverse judgment or determination, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment or determination pending appeal. Upon the payment in full by the Indemnifying Party of all of such amounts, the Indemnifying Party shall succeed to the rights of the Indemnified Party, to the extent such rights are not waived in settlement, against the third party who made such Third Party Claim.

16.6. Limitation of Liability: NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT AS PROVIDED IN SUBSECTION 18.3(f) BELOW OR SECTION 4 OF SCHEDULE B, NO PARTY, NOR ANY RESPECTIVE REPRESENTATIVE, SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES FROM ANY CAUSE WHATSOEVER, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR ANY OTHER LEGAL THEORY UNLESS (I) SUCH DAMAGES RESULT FROM THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF SUCH PARTY OR ANY OF ITS REPRESENTATIVES; OR (II) SUCH DAMAGES ARE PAYABLE BY AN INDEMNIFIED PARTY PURSUANT TO A THIRD PARTY CLAIM MADE BY A NON-AFFILIATE OF THE INDEMNIFIED PARTY AND FOR WHICH INDEMNIFICATION IS OTHERWISE AVAILABLE HEREUNDER.

17.	FORCE MAJEURE

17.1. Force Majeure Event: If, as a result of the occurrence of a Force Majeure Event, a Party (after the exercise of reasonable diligence) is rendered unable, in whole or in part, to carry out its obligations under this Agreement, with the exception of payment obligations under this Agreement, the obligations of such Party, to the extent that they are affected by such Force Majeure Event, shall be suspended during the continuance of such Force Majeure Event provided that the Party prevented from performing by such Force Majeure Event:

(a)	provides the other Party with written notice of the occurrence of such Force Majeure Event within three days following the occurrence of such Force Majeure Event, which notice shall describe such Force Majeure Event in reasonable detail and, to the extent practicable, include an estimate of the anticipated duration thereof;

(b)	takes all actions reasonable necessary to remedy such Force Majeure Event or its resulting effects, or otherwise remove the basis for non-performance, as soon as practicable; and

(c)	upon such remedy or removal of the Force Majeure Event, resumes performance of its obligations under this Agreement.

18.	DISPUTE RESOLUTION

18.1. Amicable Settlement: All disputes arising out of or in connection with this Agreement or its performance, including without limitation the validity, scope, meaning, construction, interpretation or application of this Agreement or any provision hereof shall be settled, to the extent reasonably practicable, by amicable negotiation, discussion and agreement between the Parties’ respective Chief Executive Officers, or their designees.

18.2. Inadmissibility: The parties agree that any discussions pursuant to Subsection 18.1 are settlement negotiations and, to the extent allowed by Law, the subject matter of such discussions is not admissible in any future Proceedings. The parties shall not subpoena or otherwise require any mediator to testify or produce any records, notes or documents in any future Proceedings.

18.3. Arbitration: Any dispute arising out of or in connection with this Agreement that the Parties have not resolved in accordance with Subsection 18.1 shall be, at the election of Terra or Methanex, submitted to arbitration in accordance with the following terms and procedures:

(a)	The Party seeking arbitration shall notify the American Arbitration Association (the “AAA”) and the other Party in writing describing in reasonable detail the nature of the dispute (the “Dispute Notice”). The resolution of such dispute shall be determined by a panel of three arbitrators (the “Arbitration Panel”); one to be appointed by Methanex, one to be appointed by Terra and a neutral arbitrator to be appointed by the arbitrators appointed by Methanex and Terra. The neutral arbitrator shall be an attorney and shall act as chairman. If either Party fails to appoint an arbitrator within 15 Business Days after the dispute is submitted to arbitration, or the two arbitrators appointed by or on behalf of each Party fail to appoint a neutral arbitrator within 15 Business Days after the date of the appointment of the last arbitrator appointed by or on behalf of each Party, then, the third arbitrator shall be appointed under the provisions of the Commercial Arbitration Rules of the AAA. Each Party appointed arbitrator shall have knowledge of or experience in the chemical industry. In the event that any arbitrator is unable to serve, his or her replacement shall be selected in the same manner as the arbitrator to be replaced. The vote of two of the three arbitrators shall be required for any decision under this Subsection 18.3. The arbitration shall be conducted in New York City or such other location that the Parties may mutually agree in writing;

(b)	The arbitration shall be subject to the Federal Arbitration Act as supplemented by the conditions set forth in this Subsection 18.3. The arbitration shall be administered by the AAA and shall be governed by the AAA Commercial Arbitration Rules, other than as specifically modified herein;

(c)	The decision of, and award rendered by, the Arbitration Panel shall be in writing and shall be final and binding on each Party. The award of the Arbitration Panel shall be reasoned and shall include written findings of fact and conclusions of Law. The fees and expenses of the Party appointed arbitrators shall be paid by the Party appointing such arbitrator and the fees and expenses of the neutral arbitrator shall be shared equally by Methanex and Terra, provided, however, the Arbitration Panel may assess such fees and expenses in the manner it deems appropriate in connection with its decision;

(d)	During the arbitration of the dispute, each Party shall make available to the Arbitration Panel and to the other Party all books, records and other information within its control as reasonably requested by the other Party or requested by the Arbitration Panel subject to the confidentiality provisions contained herein, and provided that no such access shall waive or preclude any objection to such production based on any privilege recognized by Law. Recognizing the express desire of each Party for an expeditious means of dispute resolution, the Arbitration Panel may limit the scope of discovery between each Party as may be reasonable under the circumstances;

(e)	In deciding the substance of each Party’s Claims, the Laws of the State of New York shall govern the construction, interpretation and effect of this Agreement (including this Subsection 18.3) without giving effect to any conflict of law principles;

(f)	The arbitration hearing shall be commenced promptly and conducted expeditiously, with each Party involved in the dispute being allocated an equal amount of time for the presentation of its case. Unless otherwise agreed to by each Party or ordered by the Arbitration Panel, the arbitration hearing shall be conducted on consecutive days. Time is of the essence in the arbitration Proceedings, and the Arbitration Panel shall have the right and authority to issue monetary sanctions against any Party if, upon a showing of good cause, that Party is unreasonably delaying the Proceedings. To the fullest extent permitted by Law, the arbitration Proceedings and award shall be maintained in confidence by the Arbitration Panel and each Party; and

(g)	The Arbitration Panel shall decide all disputes and all substantive and procedural issues related thereto, and shall enforce this Agreement in accordance with its terms. Without limiting the generality of the previous sentence, the Arbitration Panel shall have the authority to issue injunctive relief; however, the Arbitration Panel shall not have any power or authority to: (i) award consequential, indirect or incidental damages (other than in Subsection 18.3(f) above), or punitive damages; or (ii) amend this Agreement. The Arbitration Panel shall render the arbitration award in writing following the completion of the arbitration hearing, setting forth the reasons for the award. In the event that the Arbitration Panel awards monetary damages in favour of either Party, the Arbitration Panel must certify in the award that no consequential, indirect or incidental damages (except as specifically set forth under the terms of this Agreement), punitive damages are included in such award. If the Arbitration Panel’s decision results in a monetary award, interest to be granted such award, if any, and the rate of such interest shall be determined by the Arbitration Panel in their discretion. The arbitration award shall be final and binding on each Party, and judgment thereon may be entered in any court of competent jurisdiction, and may not be appealed except to the extent permitted by the Federal Arbitration Act.

18.4. Interim Relief: Each Party may, by summary proceedings (e.g., a plea in abatement or motion to stay further proceedings), bring any action in any court of competent jurisdiction to (i) compel arbitration of any dispute; (ii) obtain interim measures of protection pending arbitration of any dispute, to preserve the status quo pending resolution of the dispute, to prevent the destruction of documents and other information or things related to the dispute or to prevent the transfer, dissipation or hiding of Assets; or (iii) enforce any decision of the Arbitration Panel, including the final award. The bringing of any such action shall not be deemed incompatible with the provisions of this Section 18 or a waiver of a Party’s right to arbitrate. Either Party who fails or refuses to submit to binding arbitration following a lawful demand by the other Party shall bear all costs and expenses incurred by such other Party in compelling arbitration of such dispute.

18.5. Continuing Obligations: Each of the Parties shall continue to perform its obligations under this Agreement at all times during which any disputes are the subject of the dispute resolution procedures of this Section 18.

19.	MISCELLANEOUS

19.1. Relationship of Parties: Neither this Agreement, nor the performance of the Parties under this Agreement, creates between Methanex and Terra, the relationship of principal and agent, partners, joint ventures or any legal relationship, other than that of supplier of methanol.

19.2. Notices: Any and all notices, requests or other communications hereunder shall be given in writing and delivered by courier, personal delivery or facsimile, to the Parties at the following addresses or numbers:

(i)	if to Terra, to:

Terra Industries Inc.

600 Fourth Street,

Sioux City, Iowa

USA

Attn: General Counsel

Facsimile No.: (712) 233-5586

(ii)	if to BMC, to:

BMC Holdings Inc.

600 Fourth Street,

Sioux City, Iowa

USA

Attn: General Counsel

Facsimile No.: (712) 233-5586

(iii)	if to Methanex:

Methanex Methanol Company

15301 Dallas Parkway, Suite 1150,

Addison, Texas

USA

Attn: Director, North American Marketing and Logistics

Facsimile No.: (972) 702-0910

(iv)	with a copy to :

Methanex Corporation

1800 Waterfront Centre

200 Burrard Street

Vancouver, British

Columbia

Attn: General Counsel

Facsimile No.: 604-661-2602

or at such other address or number as shall be designated by a Party in a notice to the other Parties given in accordance with this Subsection 19.2. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given, in the case of a notice delivered by courier or by hand, when personally delivered and in the case of a notice sent by facsimile, upon transmittal and acknowledgement of receipt by the recipients fax machine, subject to telephone confirmation of receipt.

19.3. Counterparts: This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which when delivered, by facsimile or otherwise, shall constitute but one and the same Agreement.

19.4. Benefit and Burden: This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns.

19.5. Amendments and Waiver: No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the Parties. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the Party against whom that waiver is sought to be enforced. No failure or delay on the part of either Party in exercising any right, power or privilege hereunder, and no course of dealing among the Parties, shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on either Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of either Party to any other or further action in any circumstances without notice or demand.

19.6. Assignments: Neither this Agreement nor any right, interest or obligation hereunder may be assigned by a Party without the prior written consent of the other Party hereto (such consent not to be unreasonably withheld) and any attempt to do so shall be null and void. A change of control of a Party or the sale by a Party of all or substantially all of the assets or undertaking, shall be deemed to be an assignment under this Subsection 19.6. For the purposes of this Agreement, “change of control” shall mean the change in ownership of at least 50% of the outstanding shares in the capital of a Party or the change in the ability to control or direct the management of such entity. In the event of an assignment of this Agreement, the assigning Party shall not be released from any of its liabilities or obligations hereunder. In the event of any permitted assignment of this Agreement by either Party, the designated assignee shall assume, in writing (in form and substance reasonably satisfactory to the other Party), the rights and obligations of the assigning Party under this Agreement.

19.7. Severability: Should any clause, sentence, paragraph, Subsection or Section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and the Parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void shall be deemed to have been stricken herefrom as if such stricken part or parts had never been included herein.

19.8. Applicable Law: This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflict of law principles thereof.

19.9. Expenses: Except as otherwise expressly provided in this Agreement, each Party shall pay its own expenses incident to this Agreement, including all legal and accounting fees and disbursements.

19.10. Entire Agreement: This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the Parties with respect to the matters contemplated hereby, and supersedes all prior agreements, arrangements and understandings between the Parties with respect to the matters contemplated hereby, whether written, oral or otherwise, including the Confidentiality Agreement. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between the Parties concerning the subject matter hereof except as set forth herein.

[Signature pages to follow]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year written below.

TERRA INDUSTRIES INC.

By:	/s/ MICHAEL L. BENNETT

Authorized Signatory

Michael L. Bennett
Printed Name

President & CEO
Title

December 15, 2003
Date

BMC HOLDINGS INC.

By:	/s/ MARK A. KALAFUT

Authorized Signatory

Mark A. Kalafut
Printed Name

Vice President
Title

December 15, 2003
Date

METHANEX METHANOL COMPANY, by its Managing Partner Methanex Gulf Coast, Inc.

By:	/s/ GERRY DUFFY

Authorized Signatory

Gerry Duffy
Printed Name

Director
Title

December 15, 2003
Date

By:	/s/ Randy Milner

Authorized Signatory

Randy Milner
Printed Name

Director
Title

December 15, 2003
Date

Guarantee

Methanex Corporation, a corporation under the Laws of Canada, is an Affiliate of Methanex. To induce Terra to enter into the Agreement and perform its obligations under the Agreement, Methanex Corporation is entering into this guarantee. Methanex Corporation will derive direct and indirect benefit from the Agreement. Methanex Corporation is a signatory to the Agreement for the sole purpose of providing the guarantee set forth in the following paragraph.

In consideration of the Parties entering into the Agreement, Methanex Corporation hereby unconditionally and irrevocably guarantees the full and timely performance by Methanex, of its obligations, covenants and commitments under the Agreement, which guarantee is being provided for the benefit of Terra, and its successors and assigns. Terra has relied upon this guarantee in entering into the Agreement.

METHANEX CORPORATION

By:	/s/ PIERRE CHOQUETTE

Authorized Signatory

Pierre Choquette
Printed Name

Chairman & CEO
Title

December 15, 2003
Date

By:	/s/ RANDY MILNER

Authorized Signatory

Randy Milner
Printed Name

Senior VP, General Counsel & Corp Secy.
Title

December 15, 2003
Date

SCHEDULE A

DEFINITIONS

(a)	“AAA” has the meaning set forth in Subsection 18.3(a);

(b)	“Actual Closing Inventory” has the meaning set forth in Subsection 2.2;

(c)	“Actual Monthly Volumes Produced” has the meaning set forth in Subsection 6.2;

(d)	“Affiliate”, “Affiliates” and/or “Affiliated” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(e)	“Aggregate Contract Volume” has the meaning set forth in Subsection 5.3.5;

(c)	“Agreement” means this Asset Purchase and Methanol Exclusivity Agreement, as amended, supplemented or modified from time to time in accordance with its terms;

(f)	“Ammonia Loop” means that portion of Terra’s, or its Affiliate’s, chemical manufacturing facility located at Beaumont, Texas that produces ammonia or such other chemicals other than methanol;

(g)	“Arbitration Panel” has the meaning set forth in Subsection 18.3(a);

(h)	“Assets” has the meaning set forth in Subsection 2.1;

(i)	“AV” has the meaning set forth in Subsection 6.3(a) unless the context of this Agreement otherwise requires;

(j)	“Assumed Customers” has the meaning set forth in Subsection 8.2;

(k)	“Beaumont Facility” means the methanol facility owned by BMC, located in Jefferson County, Texas, including, without limitation, the Beaumont Storage Tanks, the pipelines connecting the Beaumont Storage Tanks to the existing wharf facility located adjacent to the Beaumont Facility, and owned and operated by E.I. DuPont De Nemours and Company, the pipelines connection the Beaumont Storage Tanks to the Customer pipelines, and any and all relevant pipelines located at the Beaumont Facility use for the movement of methanol;

(l)	“Beaumont Premium” has the meaning set forth in Subsection 5.3.5;

(m)	“Beaumont Storage Tanks” means the three methanol storage tanks located at the Beaumont Facility as follows: (i) two methanol storage tanks each with a storage capacity of 22,000 metric tonnes; and (ii) one methanol storage tank with a storage capacity of 4,000 metric tonnes;

(n)	“BMC” means BMC Holdings Inc.;

(o)	“Business Day” means a day other than Saturdays, Sundays and other days that Federal Banks in Houston, Texas are closed;

(p)	“Claims” means any and all rights, claims, counterclaims, complaints, disputes, demands, causes of action, liabilities, obligations, damages, losses, legal fees, costs, expenses, and disbursements of any nature or kind, whatsoever and howsoever arising, whether known or unknown, whether in law or in equity or pursuant to statute, and whether in any court of law or equity or before any arbitrator or other body, board or tribunal;

(q)	“Confidential Information” means: (i) all information, regardless of the form in which it is communicated or maintained (and whether prepared by the Disclosing Party or otherwise), that contains or otherwise reflects information concerning the Disclosing Party that the Recipient or its employees and representatives may be provided by or on behalf of the Disclosing Party in the course of the transactions contemplated by this Agreement; and (ii) all reports, notes, analyses and other information (regardless of the form in which it is maintained) that are based on, contain or reflect any of such information;

(r)	“Confidentiality Agreement” has the meaning set forth in Recital F;

(s)	“Contract” and “Contracts” has the meaning set forth in Subsection 2.1(a);

(t)	“Contract Price” has the meaning set forth in Subsection 5.3.5;

(u)	“Contractual Consent” means, with respect to each Contract, the consent of any Person that, by the terms of that Contract, is required in order for Terra to validly assign that Contract to Methanex in accordance with this Agreement;

(v)	“Customer” any Person, other than Terra, who is a party to a Contract;

(w)	“Customer List” has the meaning set forth in Subsection 2.1(b);

(x)	“Defective Product” means any Product that is defective or does not meet or exceed the Specifications at the time of Delivery;

(y)	“Delivery” or “Deliver” means, with respect to any Product, the transfer of title in such Product from one Party to another Party or to a third party;

(z)	“Delivery, Shipment and Storage Instructions” has the meaning set forth in Section 5 of Schedule B;

(aa)	“Disclosing Party” has the meaning set forth in Subsection 10.1;

(bb)	“Dispute Notice” has the meaning set forth in Subsection 18.3(a);

(cc)	“EF” has the meaning set forth in Subsection 6.3(a);

(dd)	“Effective Period” has the meaning set forth in Subsection 5.1;

(ee)	“Encumbrance” means any encumbrance including, without limitation, any charge, pledge, security interest, adverse claim, or objection, reservation, legal notation or any contract to create any of the foregoing;

(ff)	“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, Proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit, including, without limitation, (a) any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law or Environmental Permit and (b) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief to the extent resulting from the presence of or exposure to Hazardous Substances or arising from alleged injury or threat of injury to the environment;

(gg)	“Environmental Costs and Liabilities” means all costs, expenses, losses and liabilities of any nature (including, but not limited to, liabilities arising out of Environmental Claims) associated with contamination of the air, surface water, soil or ground water by Hazardous Substances or human exposure to Hazardous Substances or arising under any Environmental Law or Environmental Permit;

(hh)	“Environmental Laws” includes any federal, state, municipal, county, district or local Laws, regulations, orders, bylaws, rules, codes, standards, guidelines, protocols, Environmental Permits and other lawful requirements of any Governmental Authority, principles of common law and equity and all judicial and administrative decisions, orders and decrees that relate in any way to the environment, environmental assessment, health, occupational health and safety, Hazardous Substances (including, without limitation, the storage, manufacture, processing, labelling, disposal, treatment, generation, use, transport, handling, remediation or Release of Hazardous Substances), product liability or the environmental conditions on, under or about the Beaumont Facility, (including, without limitation, soil, sediments, surface water, groundwater and indoor and ambient air conditions) in effect at any time prior to the date of this Agreement or at the date of this Agreement or at any time after the date of this Agreement;

(ii)	“Environmental Permits” includes all permits, licences, approvals, consents, authorizations, registrations, privileges, exemptions, waivers, variations, clearances, orders, certificates, rulings and other concessions under any Environmental Laws;

(jj)	“ERA” has the meaning set forth in Subsection 5.3.2;

(kk)	“ERM” has the meaning set forth in Subsection 5.3.2;

(ll)	“Estimated Cash Contribution” has the meaning set forth in Subsection 5.3.2;

(mm)	“Excess Fees” has the meaning set forth in Subsection 6.2;

(nn)	“Exclusivity Fee Cap” has the meaning set forth in Subsection 6.2;

(oo)	“Extended Suspension” has the meaning set forth in Subsection 5.3.3;

(pp)	“FOB” has the meaning given to such term in the standardized definitions relating to the import and export of goods published by the International Chamber of Commerce, as revised in 2000;

(qq)

“Force Majeure Event” means any causes or contingencies (whether or not of the same nature as those hereinafter specified) beyond the reasonable control of the Party claiming a force majeure event, including acts of God, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, hurricanes, floods, high water, washouts, arrests, restraints of government and people, civil disturbances, explosions, lack of adequate supplies of fuel, power, raw materials, labour, containers or transportation facilities, breakage or accident to wells, machines, equipment, apparatus or lines of pipe or property, freezing of wells, machines, equipment, apparatus or lines of pipe or property, partial or entire failure of any wells, machinery, equipment, apparatus or lines of pipe or other property, strikes, work stoppages, labour difficulties, other industrial disturbances, acts of public enemy, sabotage, governmental controls (including price and allocation controls), Laws, orders or actions (including those dealing with pollution, health, ecology, tariffs, duties or other governmental assessments or restrictions or environmental matters), embargoes or unavailability or shortages of ships, barges or other inland water or marine vessels or other transportation equipment;

(rr)	“Gallons” means the United States unit of liquid volume;

(ss)	“Governmental Authority” means: (i) any government; (ii) any federal, state, county, province, city, town, municipality, local or other political subdivision thereof or thereto; (iii) any court, tribunal, department, commission, board, bureau, instrumentality, agency, council, arbitrator or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and (iv) any other governmental entity, agency or authority having or exercising jurisdiction over any relevant Person, item or matter;

(tt)	“Hazardous Substance” includes radioactive materials; asbestos and asbestos-containing materials; urea formaldehyde; hydrocarbons; underground and aboveground tanks; lead; pollutants; polychlorinated biphenyls (“PCBs”) and PCB-containing equipment; flammable substances; contaminants; deleterious substances; dangerous substances and goods; hazardous, corrosive and toxic substances, materials, constituents, compounds, recyclables, chemicals (including, without limitation, petroleum, gasoline or associated products or any by-products or fractions thereof); radon gas; waste; special waste; pesticides; defoliants; explosives; any solid, liquid, gas, vapor, odour, heat, sound, vibration, radiation or combination of any of them the storage, manufacture, processing, labelling, disposal, treatment, generation, use, transport, handling, remediation or Release into the environment of which is prohibited, controlled or regulated under Environmental Laws or Environmental Permits or which may or could pose a hazard to the environment;

(uu)	“Hedge Agreement” means any and all agreements (whether in writing or oral) between Terra Capital Inc. and a third party, relating to the purchase and sale of natural gas as a means of hedging the fluctuations in price of natural gas;

(vv)	“Indemnified Party” has the meaning set forth in Subsection 16.3;

(ww)	“Indemnifying Party” has the meaning set forth in Subsection 16.3;

(xx)	“Independent Auditor” has the meaning set forth in Subsection 7.5;

(yy)	“Inflation” has the meaning set forth in Subsection 6.3(a);

(zz)	“Inventory” has the meaning set forth in Subsection 2.1(c);

(aaa)	“Inventory Purchase Price” has the meaning set forth in Subsection 2.2(b);

(bbb)	“ITC Storage Contract” means the Terminal Service Agreement Number 881 between Intercontinential Terminals Company and Beaumont Methanol Limited Partnership, dated November 30, 1998;

(ccc)	“ITC Storage Tank” means the methanol storage tank located at Deer Park, Texas and owned and operated by Intercontinential Terminals Company (such ITC Storage Tank is used exclusively for the storage of methanol that meets the Specifications);

(ddd)	“Law” means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions or decrees and other pronouncements having the effect of law of any Governmental Authority;

(eee)	“LIBOR” means London InterBank Offered Rate;

(fff)	“Major Casualty” has the meaning set forth in Subsection 5.5.2;

(ggg)	“Methanex” means Methanex Methanol Company;

(hhh)	“Methanex Indemnified Persons” has the meaning set forth in Subsection 16.2;

(iii)	“Methanex Restart Notice” has the meaning set forth in Subsection 5.3.4;

(jjj)	“Methanex Suspension Notice” has the meaning set forth in Subsection 5.3.3;

(kkk)	“Methanol Exclusivity Fee” has the meaning specified in Subsection 6.2;

(lll)	“Min/Max Range” has the meaning set forth in Section 1 of Schedule B;

(mmm)	“MMC” means Methanex Methanol Company;

(nnn)	“MNDRP” has the meaning set forth in Subsection 5.3.2;

(ooo)	“Monthly Combined Production Fee” has the meaning specified in Subsection 6.3(a);

(ppp)	“Monthly Methanol Production Fee” has the meaning specified in Subsection 6.3(b);

(qqq)	“Monthly MMC Price” has the meaning set forth in Subsection 6.2;

(rrr)	“Negative Margin” has the meaning set forth in Subsection 6.2;

(sss)	“Negative Result” has the meaning set forth in Subsection 6.2;

(ttt)	“Non-Assignable Rights” has the meaning set forth in Subsection 3.4;

(uuu)	“Operational” means:

(i)	with respect to the Beaumont Facility, that production of methanol (regardless of the quantity of methanol) is occurring at the Beaumont Facility and, for greater certainty, the Beaumont Facility shall be deemed Operational in the event of, and during, a Scheduled Suspension, Unscheduled Suspension or a Temporary Suspension; and

(ii)	with respect to the Ammonia Loop, that ammonia or any other product (regardless of the quantity of such product) is being produced at the Ammonia Loop and, for greater certainty, the Ammonia Loop shall be deemed Operational in the event of any temporary interruption or suspension of the production of ammonia or such other product including, without limitation, the interruption or suspension of production for scheduled or unscheduled maintenance of the Ammonia Loop;

(vvv)	“Parties” means Terra Industries, BMC and Methanex, and “Party” means Terra Industries, BMC or Methanex;

(www)	“Person” means any natural person, firm, syndicate, joint venture, partnership, limited partnership, association, corporation, joint stock company, trust, business trust, Governmental Authority or other entity;

(xxx)	“Pipeline Customers” means those Customers, at the Time of Closing, to whom Terra delivers methanol directly from the Beaumont Facility to such Customer’s facilities via a pipeline system;

(yyy)	“Pipeline Customer Contracts” has the meaning set forth in Subsection 5.3.5;

(zzz)	“Positive Margin” has the meaning set forth in Subsection 6.2;

(aaaa)	“Positive Result” has the meaning set forth in Subsection 6.2;

(bbbb)	“Proceedings” means any and all actions, suits, proceedings, and hearings of any nature and kind in any court of law or equity or before any arbitrator or other body, board or tribunal;

(cccc)	“Product” has the meaning set forth in Subsection 5.1;

(dddd)	“Production Commencement Date” has the meaning set forth in Subsection 5.3.5;

(eeee)	“Purchase Price” has the meaning set forth in Subsection 2.2;

(ffff)	“Quarterly Forecast” has the meaning set forth in Section 2 of Schedule B;

(gggg)	“Quarterly Review” has the meaning set forth in Subsection 5.2.2;

(hhhh)	“Recipient” has the meaning set forth in Subsection 10.1;

(iiii)	“Records” has the meaning set forth in Subsection 7.5;

(jjjj)	“Record Retention Period” has the meaning set forth in Subsection 7.5;

(kkkk)	“Release” has the meaning prescribed in any Environmental Law and includes, without limitation, any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage and placement;

(llll)	“Restart Inventory” has the meaning specified in Subsection 5.3.5;

(mmmm)	“Scheduled Suspension” has the meaning set forth in Subsection 5.3.1(a);

(nnnn)	“Specifications” means the methanol specifications attached hereto as Schedule D, as the same may be amended from time to time by written agreement of the Parties;

(oooo)	“Suspension Costs” has the meaning set forth in Subsection 5.3.3;

(pppp)	“Temporary Suspension” has the meaning set forth in Subsection 5.3.2;

(qqqq)	“Temporary Suspension Notice” has the meaning set forth in Subsection 5.3.2;

(rrrr)	“Terra” means Terra Industries and BMC, together;

(ssss)	“Terra Indemnified Persons” has the meaning set forth in Subsection 16.1;

(tttt)	“Terra Industries” means Terra Industries Inc.;

(uuuu)	“Third Party Claim” has the meaning set forth in Subsection 16.3;

(vvvv)	“Terra Restart Notice” has the meaning set forth in Subsection 5.3.5;

(wwww)	“Time of Closing” has the meaning set forth in Section 4;

(xxxx)	“Unscheduled Suspension” has the meaning set forth in Subsection 5.3.1(b); and

(yyyy)	“Year” means a calendar year.

SCHEDULE B

PRODUCT DELIVERY TERMS

1. Production Volumes: Prior to the first day of each calendar quarter, Terra will deliver to Methanex written notice of its minimum and maximum methanol production volume (“Min/Max Range”) at the Beaumont Facility for the next calendar quarter on the basis of US Gallons/day. The Parties do not expect that minimum methanol production volumes shall be less than 630,000 Gallons/day nor shall maximum methanol production volumes be greater than 660,000 Gallons/day. Methanex will use its reasonable efforts to nominate Product (as set forth in Section 3 below) within the minimum and maximum volume range set forth in this Section.

2. Forecasting: Prior to the first day of each month preceding a calendar quarter Methanex shall provide to Terra a rolling forecast of Product expected to be required by Methanex in each of the next four quarters (“Quarterly Forecast”). For the avoidance of doubt, the Quarterly Forecast does not constitute a commitment by Methanex to purchase such Product set forth in the Quarterly Forecast.

3. Product Nomination: In addition to the Quarterly Forecast required under Section 2 above, on or before the 15th day of each month Methanex shall provide to Terra a rolling three month forecast of its Product requirements, the forecast for the first month of which shall constitute a firm commitment of Methanex to take delivery of and pay for such Product for that month.

4. Supply Limitations: Terra shall notify Methanex, within two days, of any and all potential supply limitations to minimize any impact on Methanex’s business as soon as practical after Terra becomes aware of such event or circumstance that may result in any potential supply limitations. Except with respect to a Force Majeure Event, Terra shall be liable for all costs incurred by Methanex as a result of Terra’s failure to Deliver Product due to an Unscheduled Suspension including, without limitation, incremental costs incurred by Methanex to purchase, ship and store methanol to replace such Product not Delivered (supporting documentation reasonably required by Terra), provided that the Unscheduled Suspension lasts longer than 15 days. If the Unscheduled Suspension is caused by the willful misconduct of Terra, or its officers, directors, employees or contractors, then Terra shall be liable for all costs, as set forth in this Section 4, incurred by Methanex as a result of Terra’s failure to Deliver Product due to an Unscheduled Suspension, notwithstanding the duration of such Unscheduled Suspension and commencing immediately upon the commencement of such Unscheduled Suspension.

5. Delivery of Methanol/Shipping Instructions: At least five Business Days prior to the first day of each month, Methanex shall provide written notice to Terra setting forth its requested dates, volumes of deliveries and shipping requirements for Product for the coming month (the “Delivery, Shipment and Storage Instructions”). Terra shall be entitled to rely on the Delivery, Shipment and Storage Instructions unless the Parties agree otherwise in writing. Terra shall use reasonable commercial efforts to comply with the Delivery, Shipment and Storage Instructions. Methanex may also deliver to Terra from time to time additional shipping instructions for Product and Terra shall use reasonable commercial efforts to Deliver Product at the times specified in such instructions. All such additional shipping instructions shall be given as early as is practicable prior to the requested shipment date. Upon arranging each shipment of Product, Terra shall provide Methanex with written notice of the particulars of such shipment.

6. Access to the Facility: Terra shall ensure that Methanex and its representatives shall be afforded access to the Beaumont Facility at reasonable times, seven days a week, as required by Methanex in connection with the performance of its obligations under this Agreement, in particular, in order to take Delivery of Product under this Agreement. Terra shall make available to Methanex such of Terra’s

B-1

personnel as may be required by Methanex to access the Beaumont Facility under this Section 6, at no cost to Methanex.

7. Title and Risk of Loss: The title to the Product shall at all times remain with Methanex. The risk of loss in the Product while the Product is being manufactured and stored at the Beaumont Facility and while passing through the pipelines shall remain with Terra at all times until it is Delivered to the designated party. For greater certainty, the risk of loss shall transfer from Terra to the Pipeline Customers (on a Pipeline Customer by Pipeline Customer basis) as provided for in each Pipeline Customer Contracts.

8. Product Testing: Confirmatory tests of the quality of the Inventory and each Product shipment from Terra to Methanex shall be performed (prior to delivery of such Product to Methanex) by or in the presence of an independent surveyor acceptable to the Parties, the cost and expense of which shall be borne by Methanex. Quality of each such shipment of Product shall be tested by taking one representative sample from the storage tanks where the Product is stored by Terra, and from the tanks thereof where necessary, onto which such Product is loaded. Terra shall retain such samples for not less than 90 days and shall provide Methanex with access to such samples and all records maintained by Terra with respect thereto. If a Claim regarding the quality of any given shipment is not raised by Methanex within 90 days of a sample being taken by the independent surveyor, then Terra shall be entitled to dispose of the sample. If a Claim regarding the quality of any given shipment is raised by Methanex then Terra shall retain such sample that is the subject matter of the Claim until the Claim has been finally settled. As between Terra and Methanex, all Product delivered to Methanex pursuant to this Agreement shall be conclusively presumed to be in compliance with the Specifications if, when tested in accordance with the procedures set forth in this Section 8, analysis shows that such Product met the Specifications.

9. Defective Product: All Claims and Proceedings by Methanex respecting Defective Product shall be deemed waived unless made in writing and received by Terra within 60 days after receipt of the Product in respect of which such claim is made or 60 days after Methanex discovers the existence of such Claim. Failure of Methanex to provide Terra with written notice of any such claim within the applicable time period shall be deemed an absolute and unconditional waiver by Methanex of such claim.

10. Remedy for Defective Product: Methanex’s remedy with respect to any Product that is Defective Product, shall be a refund of the pro rata portion of the aggregate amount paid by Methanex pursuant to this Agreement during the month in which such Defective Product was produced, such pro rata portion to be the percentage determined by dividing the amount of Product which is Defective Product by the aggregate amount of Product produced during such month. Methanex, in its sole option, may elect the remedy set forth in this Section 10 by providing written notice to Terra.

B-2

SCHEDULE C

FORM OF NOTICE OF ASSIGNMENT

[Customer Legal Entity Name]

Dear [Customer Contact]

Re:	Contract Assignment Notice

We are writing to advise you that Terra Industries Inc. has entered into an agreement with Methanex Methanol Company (“Methanex”), an affiliate of Methanex Corporation, pursuant to which, Methanex has purchased, effective as of December 31, 2003, certain assets from Terra including your contract (the “Transaction”). This will notify you that the contract(s) between Terra and [Customer Legal Entity Name (“customer name short form”)] (the “Contract(s)”) will be assigned to Methanex, effective as of December 31, 2003 (the “Assignment”).

The Transaction will not impact your supply of methanol under your Contract. From your perspective, the Transaction will be seamless. In the coming days, a representative of Terra will contact you to discuss the Transaction and answer any questions or concerns that you may have. In the interim, if you have questions and would like to speak to a representative of Terra, please contact Douglas Stone, Director, N.A. Industrial Sales.

Please acknowledge your consent to the Assignment by signing one of the two signature originals of this agreement in the space provided below and returning one of the signed originals to me in the enclosed FEDEX envelope. Since the Transaction will be completed in the next two weeks, your prompt response to this letter is appreciated.

Yours truly,

BMC Holdings Inc. / Terra Industries Inc.

By:

Authorized Signatory

The terms and conditions of this letter are hereby acknowledged by the undersigned and the undersigned hereby consents to the Assignment as set forth above.

By

Print Name

Title

Date

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SCHEDULE D

SPECIFICATIONS

IMPCA-2002

TEST	LIMIT	TEST METHODS
Appearance	Clear & Free	IMPCA 003-98
Color Pt-Co	Max 5	ASTM D 1209-00
Purity% wt on dry basis	Min 99.85	IMPCA 001-02
Water% w/w	Max 0.1	ASTM E 1064-00
Distillation Range At 760 mm Hg	Max 1.0 C to include 64.6 +- 0.1	ASTM D 1078-01
Specific Gravity 20/20°C	0.791 – 0.793	ASTM D 891-00 or ASTM D 4052-02
Potassium Permanganate Time test at 15C, minutes	Min 60	ASTM D 1363-97
Carbonizable Substances (Sulfuric Acid Wash Test) Pt-Co scale	Max 30	ASTM E 346-99
Acidity as acetic acid	Max 30 mg/kg	ASTM D 1613-02
Acetone	Max 30 mg/kg	IMPCA 001-02
Hydrocarbons	Pass	ASTM D 1722-98
Non Volatile Matter	Max 8 mg/1000 mL	ASTM D 1353-00
Ethanol	Max 50 mg/kg	IMPCA 001-02
Chloride as Cl	Max 0.5 mg/kg	IMPCA 002-98
Sulphur	Max 0.5 mg/kg	ASTM D 3961-98
Total Iron	Max 0.1 mg/kg	ASTM E 394-00

D-1

SCHEDULE E

SERVICES AGREEMENT

See Attached

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SCHEDULE F

METHANOL EXCLUSIVITY FEES (SAMPLE CALCULATIONS)

Sample Calculation #1

[***]

[***]

Sample Calculation #2

[***]

[***]

Sample Calculation #3

[***]

[***]

F-1

SCHEDULE G

CONTRACT PRICE (SAMPLE CALCULATIONS)

Sample calculation for one month

[***]

Where:

1.	[***]

[***]

[***]

[***]

2.	[***]

[***]

[***]

3.	[***]

G-1

SCHEDULE H

EFFICIENCY FACTORS

If Methanex fails to nominate Product, in respect of any given month, within the Min/Max Range, then the EF factor shall be determined as set forth below, based upon the average Gallons/day of Product produced by Terra:

Average Gallons/day produced by Terra	EF
540,000 – 579,999	[***]
580,000 – 609,999	[***]
610,000 – 680,000	[***]

H-1

SCHEDULE I

DISCLOSURE SCHEDULE

The refractory lining system of the south reformer #1 transfer line exchanger (TLX) has been breached and a hotspot has occurred. Terra reported this to Methanex on November 20th, 2003. Terra is monitoring the situation weekly and it is currently controlled. The situation could worsen at any time and force an unplanned outage but it is conceivable that it may not warrant a planned outage over the next six months. If maintenance is necessary it will require 5 to 7 days excluding normal shutdown and start-up.

I-1